UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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KNOWLES CORPORATION
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NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
March 17, 2023
Dear Fellow Stockholders:
Notice is hereby given that the 2023 Annual Meeting of Shareholders (including any adjournments or postponements thereof, the "2023 Annual Meeting") of Knowles Corporation, a Delaware corporation (including any consolidated subsidiaries thereof, the "Company," "Knowles," "we," "us" and "our") will be held on May 2, 2023 at 9:00 a.m. Central Time at The Langham Chicago Hotel, 330 N. Wabash Avenue, Chicago, Illinois 60611. The principal business of the 2023 Annual Meeting will be the consideration of the following matters:
1.to elect the nine directors named in the attached Proxy Statement for a one-year term or until their respective successors have been duly elected and qualified;
2.to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023;
3.to approve, on a non-binding, advisory basis the compensation of our named executive officers; and
4.to transact any other business that may properly come before the 2023 Annual Meeting.
All shareholders of record at the close of business on March 10, 2023 (the "Record Date") are entitled to vote at the 2023 Annual Meeting or any postponement or adjournment thereof. We plan to send a Notice of Internet Availability of Proxy Materials on or about March 17, 2023. Your vote is very important. Whether or not you plan to attend the meeting, we urge you to review the proxy materials and vote your shares as soon as possible by carefully following the instructions on the Notice of Internet Availability of Proxy Materials. Alternatively, if you have requested written proxy materials, please sign, date and return the proxy card in the return envelope provided as promptly as possible.
Thank you for your continued support of our Company.
On behalf of the Board of Directors,
ROBERT J. PERNA
Secretary

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 2, 2023: The Notice of Meeting, Proxy Statement for the 2023 Annual Meeting, and Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider in connection with the matters before the 2023 Annual Meeting. Please read the entire Proxy Statement carefully before voting.

ANNUAL MEETING INFORMATION

Date	May 2, 2023

Time	9:00 a.m. Central Time

Place	The Langham Chicago Hotel, 330 N. Wabash Avenue, Chicago, Illinois 60611.

Record Date	The Board of Directors set March 10, 2023 as the Record Date for the 2023 Annual Meeting. This means that only shareholders as of the close of business on that date are entitled to receive this notice of the 2023 Annual Meeting and vote at the 2023 Annual Meeting and any adjournments or postponements of the 2023 Annual Meeting. A list of these shareholders will be available for at least ten days ending on the date before the 2023 Annual Meeting. To arrange review of the list of shareholders for any purpose relevant to the 2023 Annual Meeting, please contact investor relations at investorrelations@knowles.com.

Voting
Shareholders at the close of business on the Record Date will be entitled to vote their shares using the Internet or the telephone or by attending the 2023 Annual Meeting in person. Instructions for voting by using the Internet or the telephone are set forth in the Notice of Internet Availability that has been provided to you. Shareholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the envelope provided, or by attending and voting in person at the 2023 Annual Meeting. For more information on voting, attending the 2023 Annual Meeting, and other meeting information, please see "Information about the 2023 Annual Meeting" on page 68 of this Proxy Statement.

AGENDA AND BOARD RECOMMENDATIONS
		Unanimous Board Recommendation	See Page
Proposal 1	Election of nine directors named in this Proxy Statement for a one-year term or until their respective successors have been duly elected and qualified	FOR each nominee	18
Proposal 2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2023	FOR	29
Proposal 3	Non-binding, advisory vote to approve our named executive officer compensation	FOR	32

DIRECTOR NOMINEES

Our Board is currently comprised of nine directors. You are being asked to vote on the election of the director nominees listed below for a one-year term. For more information about the background and qualifications of the director nominees, please see "Nominees for Election to the Board" on page 18 of this Proxy Statement.

Name	Age	Independence	Tenure	Committees
Keith Barnes	71	Yes	9 Years	Compensation Committee Governance and Nominating Committee
Daniel Crowley	60	Yes	1 Year	Compensation Committee
Hermann Eul	64	Yes	7 Years	Compensation Committee
Didier Hirsch	71	Yes	8 Years	Audit Committee Governance and Nominating Committee
Ye Jane Li	55	Yes	5 Years	Audit Committee Governance and Nominating Committee
Donald Macleod	74	Yes	9 Years	Audit Committee
Jeffrey Niew	56	No	9 Years	N/A
Cheryl Shavers	69	Yes	5 Years	Compensation Committee Governance and Nominating Committee
Michael Wishart	68	Yes	3 Years	Audit Committee

DIRECTOR SKILLS AND EXPERTISE
Qualifications/Experience	Barnes	Crowley	Eul	Hirsch	Li	Macleod	Niew	Shavers	Wishart
Strategic Planning	●	●	●	●	●	●	●	●	●
Global/International	●	●	●	●	●	●	●	●	●
Technology Industry Experience	●	●	●	●	●	●	●	●	●
Financial Expertise	●			●	●	●	●		●
Sales, Marketing and Brand Management	●	●	●		●		●
Engineering		●	●		●		●	●
Supply Chain		●	●			●			●
Investment Banking/ Capital Markets	●	●	●	●					●
Enterprise Risk Management	●		●	●	●	●	●	●
Information Technology			●		●			●
Public Company Board	●	●	●	●	●	●	●	●	●

CORPORATE GOVERNANCE HIGHLIGHTS

•	All directors are elected annually
•	Each Board committee is comprised of independent directors
•	Separate non-executive Chairman and Chief Executive Officer roles
•	Average tenure of independent directors is six years
•	Regular Board, committee and director evaluations
•	Highly engaged Board
•	Policies prohibiting hedging and pledging of Company stock
•	Simple majority voting standard for uncontested director elections with a director resignation policy
•	Robust annual director evaluation program
•	Corporate Governance Guidelines include a “Rooney Rule” for director searches to further increase Board diversity

EXECUTIVE COMPENSATION HIGHLIGHTS
Knowles' executive compensation program is designed to achieve the following key objectives:
•Motivate executives to enhance long-term shareholder value;
•Reinforce Knowles' pay-for-performance culture by aligning executive compensation with Knowles' business objectives and financial performance;
•Provide a total compensation opportunity that allows Knowles to attract and retain talented executives; and
•Use incentive compensation to promote desired behavior without encouraging unnecessary or excessive risk-taking.
The following highlights of our executive compensation describe certain practices applicable to our named executive officers ("NEOs") that the Compensation Committee believes support the pay-for-performance nature of our program and further align the interests of our NEOs with those of our shareholders.

Our Executive Compensation Practices
✓	We deliver a significant proportion of total compensation in the form of equity with PSUs as a component of the LTIP to further align compensation with the Company's long-term business plan.
✓	Payouts for cash incentives and PSUs are capped.
✓	We have multi-year vesting periods for equity awards.
✓	We perform market comparisons of executive compensation against a relevant peer group.
✓	We use an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company.
✓	We have double-trigger vesting for equity awards in the event of a change-in-control.
✓	We maintain stock ownership guidelines (CEO: 4x base salary; Other NEOs: 2x base salary).
✓	We maintain a formal incentive clawback policy.
✓	The Compensation Committee regularly meets in executive session without any members of management present.
✓	We hold an annual "say on pay" vote.
✓	We maintain an annual shareholder engagement process.
✓	We do not allow repricing of underwater stock options without shareholder approval.
✓	We do not allow hedging, short sales or pledging of our securities by directors or executive officers.
✓	We do not provide for tax gross-ups upon a change-in-control.
✓	We do not have employment contracts.
✓	We do not provide excessive perquisites.

EXECUTIVE COMPENSATION HIGHLIGHTS, CONTINUED
Pay-for-performance is a core tenet of Knowles' executive compensation program. Knowles' focus on pay-for- performance is best demonstrated through the structure of our executive compensation program. As shown on the chart below, the majority of executive pay is at risk and variable based on a combination of annual and long-term performance requirements and Knowles' stock price performance.
Our compensation programs are designed so that compensation outcomes for strong performance should pay above target, while outcomes where performance is below expectations should pay below target taking into consideration short-term financial targets and long-term shareholder value creation.
The charts below demonstrate pay-for-performance by comparing (i) the cumulative realizable value of our CEO's total compensation, measured as of December 31, 2022, to his target total compensation for the three-year period of 2020, 2021 and 2022; and (ii) the cumulative realizable value of our CEO's long-term incentive awards, measured as of December 31, 2022, to his target long-term incentive award value for the three-year period of 2020, 2021 and 2022.
As shown in the chart below on the left, the realizable value of the total compensation provided to Mr. Niew over the three-year period is approximately 27% less than the target total compensation.
This difference is mainly driven by an approximate 31% decrease in the realizable LTIP values, which account for 70% of Mr. Niew's Target Total Compensation. Specifically, the majority of this decrease is attributable to Mr. Niew's 2020 LTIP grants. The PSUs granted that year recently paid out below target at 46.1% and the stock options granted that year, with a grant price of $16.77, were underwater based on a December 31, 2022 closing stock price of $16.42.

The breakdown by year and by component is shown below:
•Due to COVID-19 and the resulting impact on our performance, Mr. Niew received a lower than target incentive payout (AIP) in 2020. In 2021 where financial performance was above expectations, the payout (AIP) was above target. In 2022, where financial performance was below expectations, Mr. Niew did not receive a payout (AIP) for the financial component of his bonus making the overall payout (AIP) below target.
•Mr. Niew's 2020 actual base salary was lower as a result of a temporary salary reduction by 15% from April 1, 2020 to October 1, 2020 in support of our effort to reduce operating expense.
__________
(1)Target base salary and AIP values are the target amounts for each year. Target LTI value for each year is based on the grant date value (calculated based on the grant date closing stock price) of equity granted in that year, where the value for PSUs assumes payout at 100%. The grant date closing stock price was $16.77 in 2020, $20.60 in 2021, and $21.14 in 2022.
(2)Realizable base salary and AIP values are the actual amounts paid for each year. Realizable LTI value for each year is based on Knowles December 31, 2022 closing stock price of $16.42. The realizable value for PSUs granted in 2020 was adjusted to reflect the recent payout at 46.1% of target. The realizable value shown for PSUs granted in 2021 and 2022 (for which the performance period has not ended) assumes payout at 100%.

EXECUTIVE COMPENSATION HIGHLIGHTS, CONTINUED
2022 Compensation Highlights
At our 2022 Annual Meeting, our executive compensation program received the support of approximately 97% of shares represented at the meeting. The Compensation Committee considered the results of this vote, as well as input gained during shareholder outreach in January 2022, and concluded that our current executive compensation program is well aligned with shareholder interests and expectations. Accordingly, we have continued focusing on the same measures in our executive compensation program for incentivizing and paying for performance.
To ensure our program facilitates our ability to attract and retain key talent, the Compensation Committee and the Board reviewed our NEOs' total compensation in February 2022 and approved the following compensation actions:
•Approved an increase in Mr. Niew’s 2022 base salary from $650,000 to $725,000 to align Mr. Niew’s total compensation with the peer group median. This is the first base salary increase for Mr. Niew since 2016. The bonus target and LTIP award values for Mr. Niew remained unchanged from 2021. Mr. Niew’s LTIP is weighted 55% PSUs and 45% RSUs.
•Approved increases in Mr. Anderson's 2022 base salary from $414,000 to $450,000 and LTIP award values from $1,000,000 to $1,200,000, to align better with the market median. Mr. Anderson had not received increases to his base salary and LTIP target since 2017. Mr. Anderson’s LTIP mix for 2022 remained unchanged at 50% PSUs and 50% RSUs, the same LTIP mix as for the other named executive officers.
•Approved an increase in Mr. Cabrera's 2022 base salary from $335,000 to $350,000, to reflect internal peer alignment as well as his performance, experience, and individual contributions. The bonus target and LTIP award values for Mr. Cabrera remain unchanged from 2021.
•Approved an increase in Mr. Giesecke's 2022 base salary from $400,000 to $450,000, to reflect internal peer alignment as well as his performance, experience, and individual contributions. The bonus target and LTIP award values for Mr. Giesecke remain unchanged from 2021.
•Approved an increase in Mr. Perna’s 2022 base salary from $430,000 to $450,000. This is the first base salary increase since Mr. Perna joined the company in 2019. The bonus target and LTIP award values for Mr. Perna remain unchanged from 2021.
In line with our financial performance and our pay-for-performance philosophy, the following 2022 annual bonuses were approved:
•Mr. Niew’s 2022 annual bonus was paid at 20% of target; and
•2022 annual bonuses for each of the other NEOs were all at 20% of target.
In addition, the three-year performance period for the PSUs awarded in 2020 was completed on February 1, 2023 and the payout was certified by the Compensation Committee at 46.1% of the target award for Mr. Niew and the other NEOs.
More detailed information on our executive compensation programs can be found in the "Executive Compensation" section which begins on page 33 of this Proxy Statement.

CORPORATE GOVERNANCE
We are committed to conducting our business in accordance with the highest level of ethical and corporate governance standards. Our Board periodically reviews Knowles' corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by shareholders. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.
Governance Guidelines and Codes
Our Board has adopted written corporate governance guidelines (the "Corporate Governance Guidelines") that set forth the policies and procedures by which the Company and the Board are governed. In addition, our Board and its committees have adopted policies and procedures that govern how the Company and its executives conduct business and manage risk. These documents are available on our website at http://investor.knowles.com/corporate-governance.
Director Independence
Our Corporate Governance Guidelines provide that at least two-thirds of the Board and all of the members of the Audit, Compensation and Governance and Nominating Committees must be independent from management and must meet all of the applicable criteria for independence established by the New York Stock Exchange ("NYSE"), the Securities and Exchange Commission ("SEC") and the Board. Our Board makes an annual determination of the independence of each director. No director may be deemed independent unless the Board determines that neither the director nor any of the director's immediate family members has a material relationship with Knowles, directly or as an officer, shareholder or partner of an organization that has a material relationship with Knowles.
Our Board has determined that each director who served on the Board in 2022, except for Mr. Niew, has no material relationship with Knowles and meets the independence requirements of the NYSE and the SEC. In addition, all members of our Board, except for Mr. Niew, meet our Standards for Director Independence, which are available on our website at http://investor.knowles.com/corporate-governance.
Board Leadership Structure
Our Board has adopted a structure whereby the Chairman of the Board is an independent director. Our Board believes that having a chairman who is independent of management provides strong leadership for the Board and helps ensure critical and independent thinking with respect to our Company's strategy and performance. Our CEO is also a member of the Board as the management representative. We believe this is important to make information and insight directly available to the directors in their deliberations. Our Board believes that this structure provides an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.
Risk Oversight
Senior management is responsible for day-to-day management of risks facing Knowles, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of these responsibilities and for assessing the Company's overall approach to risk management. The Board regularly assesses significant risks to the Company in the course of its review and oversight of the Company's strategy and the Company's annual operating plan. As part of its responsibilities, the Board and its standing committees also regularly review material strategic, operational, financial, legal, compensation, compliance and ESG risks with executive officers. The Audit Committee also performs an oversight role with respect to financial, legal, cybersecurity, enterprise and compliance risks, and reports on its findings and assessments at each regularly scheduled Board meeting. The Compensation Committee considers risk in connection with its design of compensation programs, and has engaged an independent compensation consultant to assist in mitigating compensation-related risk. The Governance and Nominating Committee oversees and monitors risks relating to the Company's governance structure and processes and ESG risks and opportunities.
Director Attendance at Shareholders Meetings
Directors are encouraged to attend the annual meeting of the stockholders. All directors then in office attended the 2022 Annual Meeting. The Company expects all of its current directions to attend the 2023 Annual Meeting.
Directors' Meetings
Our Board conducts executive sessions in conjunction with its regularly scheduled meetings at least quarterly without management representatives present. Mr. Macleod, as Chairman of the Board, presides at these sessions. If Mr.

Macleod is determined to no longer be an independent director or is not present at any of these sessions, the Chair of the Governance and Nominating Committee, who is currently Dr. Shavers, will preside.
Audit Committee Procedures; Disclosure Controls and Procedures Committee
The Audit Committee holds quarterly meetings at which it routinely meets separately with each of our independent registered public accounting firm (PwC), our Chief Audit Executive, and management to assess certain matters including the status of the independent audit process and management's assessment of the effectiveness of the Company's internal controls over financial reporting. In addition, the Audit Committee, as a whole, reviews and meets to discuss each Form 10-Q and Form 10-K (including the financial statements) prior to the filing of those forms with the SEC. Management maintains a Disclosure Controls and Procedures Committee, which includes among its members our Chief Financial Officer, Controller, Vice President of Investor Relations, Vice President of Tax, Chief Audit Executive and General Counsel. This management committee meets at least quarterly to review our quarterly earnings releases and each Form 10-Q and Form 10-K, as well as any other material disclosures, to support our disclosure controls and procedures.
Complaints "Hotline" and Communication with Directors
In accordance with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters ("accounting matters") and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted anonymously to Knowles at 1151 Maplewood Drive, Itasca, Illinois 60143, in care of our Director of Compliance or General Counsel, by email to Audit.Committee@knowles.com, or through an external service provider as described in our Code of Business Conduct, which is available on our website at http://investor.knowles.com/corporate-governance. Shareholders and other interested persons may also communicate with our Board and the non-management directors using any of these methods or channels. In general, all such communication will be forwarded promptly to the Chairman of the Board or relevant director. Knowles reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate material.
Compensation Consultant Independence and Fee Disclosure
The Compensation Committee has the authority and discretion to retain external compensation consultants and other advisors as it deems appropriate. The Compensation Committee has adopted a policy providing for the continuing independence and accountability to the Compensation Committee of any advisor retained by the Compensation Committee to assist the Compensation Committee in the discharge of its duties. The policy formalizes the independent relationship between the Compensation Committee's advisors and Knowles, while permitting management limited ability to access the advisors' knowledge of Knowles for compensation matters.
In order to ensure the independence of the compensation consultant, the consultant reports directly to the Compensation Committee and works specifically for the Compensation Committee solely on executive compensation matters. Under the policy, the Compensation Committee will annually review and pre-approve services that may be provided by the independent advisor to management without further committee approval. Compensation Committee approval is required prior to management retaining the Compensation Committee's independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.
The Compensation Committee's independent compensation consultant periodically reviews and advises on the adequacy and appropriateness of our overall executive compensation plans, programs and practices and, from time to time, answers specific questions raised by the Compensation Committee or management. Compensation decisions are made by, and are the responsibility of, the Compensation Committee and our Board, and may reflect factors and considerations other than the information and recommendations provided by the Compensation Committee's consultant.
The Compensation Committee has appointed Compensia, Inc. ("Compensia") as its independent compensation consultant. During 2022, Compensia provided no other services to, and had no other relationship with, Knowles. Compensia focuses on executive compensation matters and does not have departments, groups or affiliates that provide services other than those related to executive compensation and benefits.
Qualifications and Nominations of Directors
The Governance and Nominating Committee considers and recommends to the Board nominees for election to, or for filling any vacancy on, our Board or its committees in accordance with our By-Laws, our Corporate Governance Guidelines and the Governance and Nominating Committee's charter. As part of the Board’s succession planning, the Governance and Nominating Committee periodically reviews the skills and experience of each of the current directors and uses a board skills matrix to ensure the Board as a whole appropriately reflects the key attributes, experiences, qualifications and skills most needed to support the Company’s long-term strategy. Upon completion of the Board skills matrix, the Governance and Nominating Committee identifies areas of director knowledge and experience that may benefit the Board in the future and uses that information as part of the director search and nomination effort. To be considered for Board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other members of our Board, in serving the long-term interests of our shareholders.
The Governance and Nominating Committee also considers directors' qualifications as independent directors (the Board requires that at least two-thirds of its members be independent and all of the members of the Audit, Compensation and Governance and Nominating Committees be independent); the Audit Committee's process of determining the financial literacy of members of the Audit Committee and the qualification of Audit Committee members as "audit committee financial experts;" the qualification of Compensation Committee members as "independent directors" and "non-employee directors;" and the diversity, skills, background and experiences of Board members in the context of the needs of the Board. In consideration of directors' qualifications, the Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of Knowles and its shareholders. The Board believes that a diverse membership having a variety of skills, styles, experience and competencies is an important feature of a well-functioning board. Accordingly, the Board believes that diversity (inclusive of gender and race) should be a consideration in Board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the boardroom. The Board remains committed to considering board candidate slates that are as diverse as possible and, to that end, amended the Corporate Governance Guidelines in July 2021 to provide that women and minority candidates shall be included in the pool of candidates for any director search.
Whenever the Governance and Nominating Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our Board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. It is the policy of the Committee to consider director candidates recommended by the Company's shareholders and apply the same criteria in considering those director candidates that it employs in considering candidates proposed from any other source. Shareholders who wish to recommend an individual for nomination should send that person's name and supporting information to the Governance and Nominating Committee, in care of the Secretary of Knowles at 1151 Maplewood Drive, Itasca, Illinois 60143. Shareholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee, must comply with the procedures in our By-Laws. For more information, please see "Shareholder Proposals and Director Nominations for the 2024 Annual Meeting" on page 71 of this Proxy Statement.
Insider Trading Policy
We maintain an insider trading policy that contains prohibitions on, among other items, officers, directors and employees purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit. While not required to enter into trading plans, our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Exchange Act. Our insider trading policy is available on our website at http://investor.knowles.com/corporate-governance.
Prohibition on Hedging, Pledging and Short Sales
The Company prohibits its directors, executive officers, and employees who receive long-term incentive plan awards (and their respective family members) from engaging in any hedging transactions or any form of hedging involving the Company's securities, including short sales, put and call stock options, pre-paid variable forward contracts, equity swaps, collars, and exchange funds. In addition, such persons may not pledge or hypothecate or approve the pledging or hypothecation of any Company securities which they own or beneficially control, as collateral for any loan or line of credit or to hold Company securities in a margin account.
Stock Ownership Guidelines
Knowles has stock ownership guidelines for executive officers of 4x base salary for the CEO and 2x base salary for the other executive officers. Stock ownership requirements for any Vice President are determined by the CEO. Executive Officers have five years from the date on which they become subject to the guidelines to satisfy the applicable guideline level and, if the level is not achieved, the Compensation Committee, in consultation with management, may pay a portion of that executive officer's annual bonus or other awards in shares. Once an individual reaches age 58, the Compensation Committee will have the discretion to relax the applicable guidelines for that executive officer. For the purposes of these guidelines, ownership includes shares owned outright or held in a trust by the individual and jointly with, or separately by, the individual's spouse and/ or children sharing the same household as the individual, shares held through Knowles' 401(k) plan, share units held through Knowles' Deferred Compensation Plan (the "Deferred Compensation Plan"), and unvested restricted stock awards. As of December 31,

2022, Messrs. Niew, Anderson, Cabrera, Giesecke, and Perna were in compliance with their ownership guideline.
In addition, to further align the interest of the independent directors of the Board with the Company's shareholders, the Board has adopted stock ownership guidelines for the non-employee directors. Under the guidelines, each non-employee director is expected to own Company common stock with a value at least equal to 3x the base annual cash compensation paid to such director during the period he or she serves as a director, not including any additional cash compensation paid to chairs of the Board or committees and to committee members. Non-employee directors are expected to meet these requirements within five years after the date of their election or appointment to the Board. As of December 31, 2022, all of our non-employee directors were in compliance with these guidelines.
Clawback Policy
The Company has adopted a formal incentive clawback policy, which it believes is reflective of the maturation of Knowles as a public company and indicative of sound corporate governance. In the event of a financial restatement, the Compensation Committee has the authority to require the return, repayment or forfeiture of any performance-based compensation (cash and equity) for a period of up to 24 months after such payment or award was made regardless of fault.

ONGOING SHAREHOLDERS ENGAGEMENT PROGRAM
Our directors and management are dedicated to being responsive and transparent with our shareholders on key topics, including executive compensation, corporate governance, environmental sustainability, and human capital management matters. We have adopted a recurring year-long shareholder engagement approach led by a cross-functional team, including participation of independent directors, as shown in the table below.

Winter/Spring We continue to engage with shareholders and use feedback to enhance proxy disclosures and make appropriate governance and compensation changes.	Year-Round Engagement	Spring/Summer We review shareholder feedback from discussions earlier in the year and the results of the annual meeting and address any annual meeting items requiring follow up.
Fall/Winter We conduct comprehensive shareholder discussions to assess which governance and compensation practices are a priority.		Summer/Fall We monitor governance trends and conduct general off-season engagement outreach with shareholders and proxy advisors.
We value the views of shareholders when establishing and evaluating relevant policies and practices. In January 2023, we reached out to shareholders representing approximately 80% of shares outstanding and conducted meetings with investors who accepted our invitations to engage, which represented approximately 18% of shares outstanding. Consistent with our long-standing practice, our investor outreach was conducted by our Chairman of the Board, without executive management present. Key themes addressed during this outreach included: our corporate strategy, re-segmentation, governance matters (including board composition), executive compensation, ESG matters and our diversity initiatives. Shareholders appreciated our active outreach and the opportunity to speak with our Board Chair, and offered constructive feedback on the topics discussed. Overall shareholder response from these meetings was positive and supportive of the Company's strategic direction.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY
Environment, Social, and Governance
The Company is committed to conducting business in an ethical, socially responsible, and environmentally sustainable manner. Our Board, primarily through its Governance and Nominating Committee, oversees our corporate responsibility and sustainability programs. Oversight of ESG matters is an important part of the Board's work, and ESG matters are considered in setting the policies and principles that govern our business.

As a Company that embraces innovation, Knowles is committed to finding innovative ways to address the environmental, social, and governance (“ESG”) items that matter to our stakeholders, including employees, shareholders, suppliers, customers, and our community at large. We are dedicated to understanding and reducing our environmental footprint, in an effort to become more efficient as a business and improve future sustainability. We are committed to responsible and inclusive human capital management across our workforce, and contributing to the communities where we operate. We are dedicated to maintaining strong governance practices in our business operations, as we believe this is part of being a good corporate citizen. We understand that environmental stewardship, social responsibility, and ethical business practices are a critical part of driving a sustainable future for our Company. In 2022, we published our second annual Corporate Sustainability Report, which featured our goal to be carbon neutral by 2040, and provided expanded data to highlight the Company’s continued progress with its ESG initiatives. Our Corporate Sustainability Report includes disclosures aligned with industry specific guidelines developed by the International Sustainability Standards Board (formerly the Sustainability Accounting Standards Board, or "SASB") and other metrics. Our 2022 Corporate Sustainability Report can be found at www.knowles.com under "About Knowles," then "Environmental, Social & Governance." The information contained on www.knowles.com is provided for reference only and is not incorporated by reference into this Proxy Statement.
    Corporate Governance and Ethical Business Practices
As a socially responsible company, we strive to align our business practices and policies with the needs of our key stakeholders, and to that end we have developed comprehensive governance policies that meet or exceed the requirements of applicable laws, regulations and rules, and the NYSE's listing standards. Our Corporate Governance Guidelines, Code of Business Conduct, and overall corporate governance structure is strengthened by our anonymous and confidential ethics and compliance hotline which allows us to hear our employees' suggestions, concerns or reports of misconduct.
We are committed to respecting human rights and establishing high ethical standards across the Company. We have a Human Rights Policy, which governs all employment and work activities involving our employees in our facilities worldwide. The Human Rights Policy is consistent with the core tenets of the International Labor Organization's fundamental conventions and the United Nations Universal Declaration of Human Rights, and is informed by other internationally recognized standards, including the Responsible Business Alliance. We expect our employees and business partners to abide by the provisions of the Human Rights Policy, which includes principles of non-discrimination, fair compensation and working hours, freely chosen employment, and a ban on child labor. We have also adopted a Statement on Modern Slavery and Human Trafficking, which highlights the policies and measures we have implemented under the United Kingdom Modern Anti-Slavery Act of 2015. The statement was approved by our Board and can be accessed on our website at www.knowles.com under "About Knowles," then "Environmental, Social & Governance."

    Social Responsibility
In accordance with our values, we embrace a culture where bright, creative people are expected and celebrated, and everyone's contribution helps drive change and achieve success. We are committed to being a good corporate citizen by supporting the professional development and well-being of our employees and contributing to our community. An important component of achieving this goal is fostering a workplace environment that embraces diversity and inclusion. Our diversity and inclusion strategy is centered on three pillars: to educate, train, and build awareness; to recruit, grow, and promote; and to give back and get involved. Our Diversity, Equity & Inclusion (“DE&I”) Council, established in 2021, is tasked with helping implement these three pillars.
Under this framework, we have implemented a communications campaign to educate our employees and the community on our vision and philosophy regarding diversity and inclusion, as well as the initiatives we have undertaken toward reaching our goals. Those initiatives have included partnering with non-profit organizations and various academic institutions to provide scholarships, mentoring, and internship opportunities for students from underrepresented groups. We have also worked to increase diversity in our candidate pool and through targeted career development programs. See "Human Capital Management" below for more information on our diversity and inclusion initiatives.
    Environmental Stewardship
We are dedicated to preserving the environment for future generations and providing a healthy and safe workplace for our employees while promoting our continued success. Through sustainable practices, such as reducing waste, increasing energy efficiency and using renewable materials, we strive to meet the global environmental needs of today and tomorrow. We are working towards a sustainable supply chain by taking steps to ensure that our suppliers share our commitment to understanding and reducing our environmental impact. We recognize the importance of managing resources responsibly and practicing conservation principles. In 2022, with the support of our Board of Directors, we adopted a target to be carbon neutral by 2040. As we continue to review and manage our environmental impact, our path forward will include:
•continuously assessing our ESG priorities to identify focus areas, risks, and opportunities;
•establishing, measuring, and regularly reviewing environmental objectives;
•educating our employees to help them understand and work towards our goals;
•reporting progress in reducing our environmental footprint; and
•considering environmental impacts when making business decisions.
Human Capital Management
We believe our success is dependent upon attracting, developing and retaining high performing employees at all levels of the organization. Our Chief Human Resources Officer is responsible for developing and executing our human capital strategy, with oversight by the Compensation Committee of our Board of Directors. Key initiatives of the Company with respect to human capital management include:
Recruitment, Training and Development
We understand that our most important resource is our people. We utilize a variety of recruitment vehicles to source top talent. We are building relationships with organizations that support the advancement of underrepresented minority groups to sustain a pipeline of diverse talent for opportunities across our Company. We are also working to increase diversity within our professional and management positions and have implemented customized development programs to meet the unique needs of our employees' growth trajectories. We also invest in the ongoing training and development of our employees by offering tuition and continuous education reimbursement, leveraging an e-learning platform, and implementing formal mentorship programs. We have a formal succession planning initiative with the primary objective of identifying and developing our next generation of leaders. Our Chief Human Resources Officer annually reviews with the Board of Directors our overall talent management strategy and progress.

Commitment to Diversity, Inclusion and Equality
We believe our diverse teams, with their unique ideas, thoughts, and perspectives, form the building blocks for our culture of innovation at Knowles. We strive to create and maintain a workplace environment that embraces the diversity of thoughts, ideas, beliefs, and experiences brought by our team members. We recognize that nurturing an inclusive workplace enables us to attract, develop, and retain our team members regardless of their race, color, gender identity, language, national origin, religion, orientation, or age. To successfully execute on our strategy, we have established a Diversity and Inclusion Council comprised of employees from various areas of the Company along with members of senior management who serve as executive sponsors. The Council is tasked with advising the management team on concrete initiatives we can undertake as an organization to strengthen diversity and inclusion at the Company. Under the Council's leadership, we have commemorated and celebrated numerous diversity, cultural, and historical events throughout the year.

Knowles is also committed to the advancement of women in the workplace and gender diversity in engineering careers. We strive to be an employer of choice for women in engineering. We understand the importance of gender diversity and with it, the need for advancing women in Science, Technology, Engineering, and Mathematics (""STEM") careers. We continue to partner with local organizations to help bridge the gender gap in STEM and shape the next generation of women who aspire to be leaders in the new era of technology. For example, Knowles is the perennial sponsor of the University of Illinois at Chicago's ("UIC") Women in Engineering Summer Program. We have also supported UIC's women engineering students with programs such as academic scholarships, summer internship programs, mentorship programs, and full-time employment opportunities. Our goal is to build a pipeline of multi-generational talent and accelerate the development of women engineers into advanced technical and leadership positions at Knowles. Additionally, we are focused on increasing the representation of women in leadership roles at Knowles. For our 2022 corporate summer internship program, 50% of our engineering internship positions were filled by women engineering students.

We are fully committed to supporting our communities and the advancement of underrepresented minority groups. In 2022, we continued our partnership with the Partnership to Educate and Advance Kids (PEAK), a Chicago-based nonprofit that is focused on providing academically average students from the city's most challenging and under-served neighborhoods with financial, educational, and personal support through their high school years. Knowles has pledged $10,000 annually to provide a PEAK student the opportunity to pursue a high-quality high school education. In addition, Knowles piloted the PEAK Student Tutoring Program, where our employees assist students with STEM-related subjects.

To support first generation students from underserved communities who are pursuing STEM degrees, we partnered with the engineering schools at Penn State University and the University of Illinois at Urbana-Champaign. In 2022, we awarded academic scholarships to first year students in the undergraduate engineering programs at each of these universities.
Providing a Competitive Total Rewards Program
To be able to attract and retain the best employees, Knowles provides a competitive total rewards program that incorporates our pay for performance philosophy. Our total rewards program includes market-competitive base pay, broad-based short-term and long-term incentive plans, healthcare benefits, retirement plans, paid time off, family leave and employee assistance programs.
Fostering a Safe Work Environment
We believe it is important to provide a healthy and safe workplace for our employees. We continue to maintain an Environmental, Health, and Safety Policy that reflects our goals to ensure the health, safety, and welfare of our employees. During 2022, environmental, health, and safety training and instruction were provided at all levels within the Company. In addition, our Environmental, Health & Safety ("EHS") Managers across the globe conduct regular reviews of key EHS performance indicators, which include the reporting and correction of any unsafe workplace behaviors, working conditions that could potentially lead to injury, or workplace incidents or illnesses that required first air or other medical treatment. In Fall of 2022, our largest factory located in Cebu, Philippines, received a COVID-19 Response Award from the Philippines Economic Zone Authority (“PEZA”) for continued commendable efforts in establishing and implementing policies and programs to avert the spread of COVID-19 in the workplace.
Additional information regarding Knowles' activities related to its people and sustainability, as well as workforce diversity data, can be found in the Knowles 2022 Corporate Sustainability Report, which is located on our website. The contents of our website and our Corporate Sustainability Report are referenced for general information only and are not incorporated into this Proxy Statement.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board currently consists of nine directors. All directors stand for one-year terms. If re-elected at the 2023 Annual Meeting, each of the nine director nominees will have terms of service that expire at the 2024 Annual Meeting of Shareholders (the "2024 Annual Meeting") or until their respective successors have been duly elected and qualified.
Director Nominee Skills and Experience
The Board, in part through its delegation to the Governance and Nominating Committee, seeks to recommend qualified individuals to become members of the Board. The Board selects individuals as director nominees who, in the opinion of the Board, demonstrate the highest personal and professional integrity along with exceptional ability and judgment, who can serve as a sounding board for our CEO on planning and policy, and who will be most effective, in connection with the other directors and director nominees, in collectively serving the long-term interests of all our shareholders. The Board prefers nominees to be independent of the Company but believes it is desirable to have on the Board at least one representative of current management. In considering diversity in selecting director nominees, the Governance and Nominating Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by broadening the mix of experience, knowledge, backgrounds, skills, ages and tenures represented among its members. The Board believes that diversity (inclusive of gender and race) should be a consideration in Board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the boardroom. The Board remains committed to considering Board candidate slates that are as diverse as possible and, to that end, in 2021, approved an amendment to the Corporate Governance Guidelines providing that women and minority candidates shall be included in the pool from which the Governance & Nominating Committee selects director candidates, to further ensure that diversity is a central component of search criteria for director candidates. Given the global reach and the complexity of businesses operated by Knowles, the Board also considers multi-industry and multi-geographic experience a significantly favorable characteristic. This blend of Board attributes is summarized in the chart below.

DIRECTOR SKILLS AND EXPERTISE
Qualifications/Experience	Barnes	Crowley	Eul	Hirsch	Li	Macleod	Niew	Shavers	Wishart
Strategic Planning	●	●	●	●	●	●	●	●	●
Global/International	●	●	●	●	●	●	●	●	●
Technology Industry Experience	●	●	●	●	●	●	●	●	●
Financial Expertise	●			●	●	●	●		●
Sales, Marketing and Brand Management	●	●	●		●		●
Engineering		●	●		●		●	●
Supply Chain		●	●			●			●
Investment Banking/ Capital Markets	●	●	●	●					●
Enterprise Risk Management	●		●	●	●	●	●	●
Information Technology			●		●			●
Public Company Board	●	●	●	●	●	●	●	●	●
Nominees for Election to the Board
The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has determined that Keith Barnes, Daniel Crowley, Hermann Eul, Didier Hirsch, Jane Li, Donald Macleod, Jeffrey Niew, Cheryl Shavers, and Michael Wishart meet the Board's standards for director qualifications and has nominated each of them to stand for election to the Board for one-year terms expiring at the 2024 Annual Meeting or until their respective successors are duly elected and qualified or their earlier removal, resignation or retirement. Below we have provided a biography for each of the Board's nominees, including a description of the qualifications, experience, attributes and skills of each such nominee.
The Board of Directors has determined that all of the Board's nominees with the exception of Mr. Niew qualify as independent directors under NYSE corporate governance listing standards and the Company's Standards for Director Independence (as defined below). All of the Board's nominees have consented to be named in this Proxy Statement and to serve as a director of the Company if elected. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Board of Directors is not aware that any of its nominees will be unwilling or unable to serve as a director. However, if any of the Board's nominees is unable to serve or for good cause will not serve as a director, the Board of Directors may choose a substitute nominee. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules. The persons named as proxies on the Company's proxy card will vote for the Company's remaining nominees and substitute nominees chosen by the Board.
Process for Director Elections
The enclosed proxy card enables a shareholder to vote "for" or "against" or "abstain" from voting as to each director nominated by the Board. If you vote "abstain" for any director nominee, as opposed to voting "for" or "against" any such director nominee, your shares voted as such will be counted for purposes of establishing a quorum, but will have no effect on the outcome of the vote on Proposal 1. Abstentions and broker non-votes will not constitute votes "for" or votes "against" Proposal 1 and will accordingly have no effect on the outcome of the vote on Proposal 1. Pursuant to our By-Laws, if an incumbent director nominee does not receive a majority of votes cast, such nominee will be required to tender his or her resignation for consideration by the Board, and the Board will then determine whether or not to accept the resignation.
YOUR VOTE IS VERY IMPORTANT. To assure that your shares are represented at the 2023 Annual Meeting, we urge you to date, sign and return the enclosed proxy card promptly in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the proxy card, whether or not you plan to attend the 2023 Annual Meeting.
The persons named as proxies intend to vote the proxies "FOR" the election of each of the Board's eight nominees, unless otherwise specified on the proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Director Biographies

Independent Age: 71 Director since: February 2014 Committee(s): Compensation (Chair); Governance and Nominating
KEITH BARNES
Select Business Experience: Mr. Barnes is the retired Chairman and CEO of Verigy Pte. Ltd., a manufacturer of testing equipment for the semiconductor industry. Mr. Barnes served as CEO (from 2006 to 2010) and Chairman of the Board (from 2008 to 2011) of Verigy Ltd. He was formerly Chairman and CEO (from 2003 to 2006) of Electroglas, Inc. and CEO (from 1995 to 2001) of Integrated Measurement Systems, Inc. Before that, he was a division president at Cadence Design Systems, Inc., and prior thereto, division president of Valid Logic Systems, Inc.
Other Board Experience: Mr. Barnes is a director (since 2011) and the current chairman of the compensation committee of Viavi Solutions Corporation as well as a director (since 2015) and the current chairman of the compensation committee of Rogers Corporation. Mr. Barnes was previously a director of Mentor Graphics Corporation (from 2012 to 2017); Spansion, Inc. (from 2011 to 2015); Intermec Inc., Verigy Ltd., Cascade Microtech, Inc., Electroglas Inc. and DATA I/O Corporation. He also served as the Vice Chairman (from 2002 to 2003) of the board of directors of the State of Oregon Growth Account.
Skills and Qualifications: Mr. Barnes has extensive experience, including as a specialist in maximizing shareholder value and leading companies through initial public offerings, secondary offerings and debt financings. He has had leadership roles in successful spin offs, mergers and acquisitions.

Independent Age: 60 Director since: July 2022 Committee(s): Compensation
DANIEL J. CROWLEY
Select Business Experience: Mr. Crowley is the Chairman, President and CEO of Triumph Group, Inc., a global company that designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems, components and structures, serving the global aviation industry. Mr. Crowley has served as Triumph's President and CEO since 2016 and as its Chairman since 2020. He previously served as a corporate Vice President and President of Integrated Defense Systems at Raytheon Company (now Raytheon Technologies Corporation) from 2013 until 2015, and as President of Raytheon’s Network Centric Systems division from 2010 until 2013. Prior to joining Raytheon, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors.

Other Board Experience: Mr. Crowley is a director of Triumph Group, Inc. (since 2016) and its Chairman (since 2020).

Skills and Qualifications: Mr. Crowley is an accomplished CEO who brings extensive leadership, strategic thinking, operational efficiency, and product development experience to the Board, having held key leadership positions at several large, global manufacturing and industrial companies. He also provides the Board with deep insights into the defense market through his over three decades of experience in the aerospace and defense industry.

Independent Age: 64 Director since: July 2015 Committee(s): Compensation
DR. HERMANN EUL
Select Business Experience: Dr. Eul served as Corporate Vice President and General Manager (from 2011 to 2016) of Intel Corporation, a multinational technology company, and President and Managing Director (from 2011 to 2015) of Intel Mobile Communications/Intel Deutschland GmbH. Dr. Eul joined Intel Corporation with its acquisition of Infineon Technologies' wireless solutions business. At Infineon, Dr. Eul served as Executive Vice President and a member of the management board (from 2005 to 2011), and was responsible for research and development (as Chief Technology Officer) as well as sales and marketing (as Chief Marketing Officer). Prior to being promoted to Infineon's executive board, he held numerous management positions at Infineon and Siemens (Infineon was spun off from Siemens in 1999).
Other Board Experience: Dr. Eul is currently a non-executive director of VDE (German Industry Association for Electrical, Electronic, and Information Technologies), Tactual Labs, Inc. and Cradle IP LLC (since 2017). From December 2019 until October 2022 Dr. Eul served on the Supervisory Board of ARRI AG. In July 2020, Dr. Eul joined the Supervisory Board of AT&S AG. He previously served on the boards of Acatech, Bundesverband der Deutschen Industrie e.V. (BDI) and Bitkom.
Skills and Qualifications: As a seasoned leader and executive, Dr. Eul has deep knowledge of the Company's Audio segment customers. He is a sought-after semiconductor industry expert who also serves on advisory boards of a variety of technology companies, VC funds and investment banks. Dr. Eul contributes substantial knowledge in the areas of research and development, operations, and sales and marketing. Dr. Eul has a master's degree in electrical engineering and a Ph.D in engineering from Bochum University in Germany. Dr. Eul was also a full professor at the University of Hanover and served as a vocational professor.

Independent Age: 71 Director since: December 2014 Committee(s): Audit (Chair); Governance and Nominating
DIDIER HIRSCH
Select Business Experience: Mr. Hirsch was the Senior Vice President and Chief Financial Officer (from 2010 to 2018) of Agilent Technologies, Inc. ("Agilent"), a global leader in life science, diagnostics and applied chemical markets, providing instruments, software, services and consumables for the entire laboratory workflow. Previously, he served as Agilent's Chief Accounting Officer (from 2007 to 2010), interim Chief Financial Officer (2010), Vice President, Corporate Controllership and Tax (from 2006 to 2010), Vice President and Controller (from 2003 to 2006) and Vice President and Treasurer (from 1999 to 2003). Prior to joining Agilent, Mr. Hirsch served in various financial capacities and roles at Hewlett-Packard Company (from 1989 to 1999).

Other Board Experience: Mr. Hirsch is a director (since 2020) of Sophia Genetics S.A. He was formerly a director (from 2012 to 2015) of International Rectifier Corporation and a director (from 2012 to 2021) of Logitech International S.A.
Skills and Qualifications: Mr. Hirsch's qualifications to serve on our Board include his experience as Chief Financial Officer of a public company, his financial and risk management expertise, his experience on the boards of directors of two other public companies (including his service as chair of an audit committee), his international experience, his regulatory knowledge and his work with technology and semiconductor companies throughout his career.

Independent Age: 55 Director since: February 2018 Committee(s): Audit; Governance and Nominating
YE JANE LI
Select Business Experience: Ms. Li is a Strategic Advisor (since 2013) at Diversis Capital, LLC, a private equity firm that invests in middle-market companies. She was the Chief Operating Officer (from 2012 to 2015) at Huawei Enterprise USA, Inc., a company that markets IT products and solutions to datacenters and enterprises. Previously, Ms. Li served as the General Manager (from 2010 to 2012) at Huawei Symantec USA, Inc., a consultant (2009) to The Gores Group, a private equity firm focusing on the technology sector, and the Executive Vice President and General Manager (from 2004 to 2009) at Fujitsu Compound Semiconductor Inc. and its joint venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc. Prior to 2004, Ms. Li held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.
Other Board Experience: Ms. Li is a director of Semtech Corporation (since 2016), ServicePower (since 2017), CTS Corporation (since 2020) and PDF Solutions, Inc. (since 2021). She was previously a director (from 1998 to 2001) of Women in Cable TV and Telecommunications, a non-profit organization promoting women's leadership in Cable TV and Telecommunications industries.
Skills and Qualifications: Ms. Li's qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies, from telecommunication components and systems, to semiconductor to IT and datacenters, representing a variety of market segments Knowles serves. Her background and experience also provide the Board with invaluable insights into Asian markets, which are important strategic markets for Knowles.

Chairman of the Board Independent Age: 74 Director since: February 2014 Committee(s): Audit
DONALD MACLEOD
Select Business Experience: Mr. Macleod was the CEO (from 2009 to 2011) of National Semiconductor Corporation ("National Semiconductor"), an analog semiconductor company, until National Semiconductor was acquired by Texas Instruments Incorporated. Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming CEO, including Chief Operating Officer (from 2001 to 2009) and Chief Financial Officer (from 1991 to 2001).
Other Board Experience: Mr. Macleod has previously served as a director (from 2007 to 2019) of Broadcom Inc. (formerly, Avago Technologies Limited), Chairman (from 2012 to 2017) of the Board of Intersil Corporation and Chairman of the Board (from 2010 to 2011) of National Semiconductor.
Skills and Qualifications: Mr. Macleod's qualifications to serve as a director include his strategic perspectives in product development and marketing and supply chain optimization and guiding financial performance developed through his more than 30 years of experience in senior management and executive positions in the semiconductor industry (both in Europe and the United States). As a member of the board of directors of several publicly-traded semiconductor companies, he has also gained substantial knowledge and understanding of how to successfully operate a technology company like Knowles. Furthermore, he brings significant accounting and ﬁnance qualiﬁcations and experience to the Board. Mr. Macleod is a member of the Institute of Chartered Accountants of Scotland.

Director President and CEO Age: 56 Director since: February 2014
JEFFREY NIEW
Select Business Experience: Mr. Niew is the President & CEO (since 2013) of Knowles. He was formerly the Vice President of Dover Corporation and President and CEO (from 2011 to February 2014) of Dover Communication Technologies. Mr. Niew joined Knowles Electronics LLC in 2000, and became Chief Operating Officer in 2007, President in 2008 and President and CEO in 2010. Prior to joining Knowles Electronics, Mr. Niew was employed by Littelfuse, Inc. (from 1995 to 2000) where he held various positions in product management, sales and engineering in the Electronic Products group, and by Hewlett-Packard Company (from 1988 to 1994) where he served in various engineering and product management roles in the Optoelectronics Group.
Other Board Experience: Mr. Niew is a member of the Advisory Board of the University of Illinois College of Engineering. Mr. Niew stepped down from his position as a director of Advanced Diamond Technologies, Inc. in 2020, after serving in that role for over five years.
Skills and Qualiﬁcations: Mr. Niew is Knowles' current CEO and the Board believes it is desirable to have on the Board at least one active management representative to facilitate the Board's access to timely and relevant information and its oversight of the Company's strategy, planning, performance and enterprise risks. Mr. Niew brings to the Board considerable management experience and a deep understanding of Knowles' markets and operating model which he gained during almost 20 years in management positions at Knowles, including 11 years in senior management positions. His broad experience in all aspects of management and Knowles' products, technologies, customers, markets, operations and executive team enable him to give valuable input to the Board in matters involving business strategy, capital allocation, transactions and succession planning.

Independent Age: 69 Director since: August 2017 Committee(s): Governance and Nominating (Chair); Compensation
DR. CHERYL SHAVERS
Select Business Experience: Dr. Shavers has been the Chairman and CEO (since February 2001) of Global Smarts, Inc., a business advisory services company. She served as Under Secretary of Commerce for Technology (from 1999 to 2001) for the United States Department of Commerce after having served as its Under Secretary Designate in 1999. She has served on the Advisory Boards for E.W. Scripps Company and the Anita Borg Institute for Technology. She also has served in several engineering and managerial roles for Intel Corporation as well as Portfolio Manager of Microprocessor Products Group in Intel Capital prior to 1999.
Other Board Experience: Dr. Shavers is a director (since 2018) of ITT Inc. In January 2021 she joined the Board of Voyager Space Holdings. She was previously the Non-Executive Chairman (from 2001 to 2003) of BitArts Ltd., as well as a director of ATMI, Inc. (from 2006 to 2014), Rockwell Collins, Inc. (from 2014 to 2018) and Mentor Graphics Corporation (from 2016 to 2017).
Skills and Qualifications: Dr. Shavers brings extensive leadership and operations experience as a CEO along with particular experience with developing technology plans and the transition of advanced technology into business opportunities.

Independent Age: 68 Director since: May 2020 Committee(s): Audit
MICHAEL WISHART
Select Business Experience: Mr. Wishart has been the chief executive officer since 2015 of efabless corporation, an early-stage company offering an open platform and marketplace for community-based design of electronics. Mr. Wishart co-founded efabless in 2014 and has served on its board of directors since then. Mr. Wishart previously served as a managing director and advisory director of Goldman, Sachs & Co. from 1999 until he retired in June 2011. From 1991 to 1999, he served as managing director, including as head of the global technology investment banking group for Lehman Brothers. From 1978 to 1980 and from 1982 to 1991 he held various positions in the investment banking division at Smith Barney, Harris Upham & Co.
Other Board Experience: Mr. Wishart served on the board of directors of Spansion Inc. from 2013 until 2015 and of Cypress Semiconductor Corporation from 2015 until 2020, and he currently serves on the board of OneD Material, a private company engaged in the technology transfer and licensing of proprietary silicon-graphite anode material to improve the performance of lithium ion batteries. In addition, Mr. Wishart is a venture partner at Tyche Partners, a venture capital firm focused on hardware-related companies, since 2015.
Skills and Qualifications: Mr. Wishart brings strategy and leadership experience within the global technology industry and insights into capital markets that will benefit Knowles in driving sustainable growth and enhancing shareholder value. He holds a bachelor of science degree from St. Lawrence University and a master of business administration degree from the Stanford Graduate School of Business.

Overview of the Board and Board Committees
All of our directors, with the exception of our CEO Mr. Niew, qualify as independent directors under New York Stock Exchange ("NYSE") corporate governance listing standards and the Company's Standards for Director Independence available on our website at http://investor.knowles.com/corporate-governance.
Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Our Board has determined that each member of the Audit Committee qualifies as an "audit committee financial expert" as defined by SEC rules, is "financially literate" as defined in the NYSE Listing Standards and qualifies as independent under special standards established by the SEC and the NYSE for members of audit committees. Our Board has also determined that each member of the Compensation Committee meets the definition of "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and qualifies as independent under special standards established by the SEC and the NYSE for members of compensation committees.
Our Board met six times in 2022 and each director attended at least 75% of the Board and committee meetings held while such director was a member of the Board or the relevant committee, except for Mr. Crowley, who joined the Board in July 2022 and missed one committee meeting due to a flight delay. The table below sets forth a summary information about our current Board of Directors.

Directors	Audit Committee	Compensation Committee	Governance and Nominating Committee
Keith Barnes		Chair	✓
Daniel Crowley		✓
Hermann Eul		✓
Didier Hirsch	Chair		✓
Ye Jane Li	✓		✓
Donald Macleod*	✓
Jeffrey Niew
Cheryl Shavers		✓	Chair
Michael Wishart	✓
* Chairman of the Board
Audit Committee
The primary functions of the Audit Committee include:
•Selecting and engaging our independent registered public accounting firm ("independent auditors");
•Overseeing the work of our independent auditors and our internal audit function;
•Overseeing our compliance with legal and regulatory requirements;
•Approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the Audit Committee;
•Reviewing with management and the independent auditors the audit plan and results of the auditing engagement;
•Reviewing with management and our independent auditors the quality and adequacy of our internal control over financial reporting; and
•Reviewing at least annually the Company cybersecurity and other information technology risks, control and procedures.
The Audit Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at http://investor.knowles.com/corporate-governance. The Audit Committee met five times in 2022.
Compensation Committee
The Compensation Committee, together with our independent directors, reviews the Company's compensation philosophy and oversees the Company's policies and strategies related to human capital management, including but not limited to those policies and strategies regarding recruiting, retention, career development and progression, diversity and employment practices. The Compensation Committee also:
•Approves compensation for our CEO and non-CEO executive officers;
•Grants awards and approves payouts under our equity plans and our Annual Executive Incentive Plan;
•Approves changes to our compensation plans;
•Reviews and recommends compensation for the Board; and
•Supervises the administration of the compensation plans.
The Compensation Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at http://investor.knowles.com/corporate-governance. The Compensation Committee met five times in 2022.
Governance and Nominating Committee
The Governance and Nominating Committee develops and recommends corporate governance policies and practices to our Board. The Governance and Nominating Committee also:
•Identifies and recommends to our Board candidates for election as directors and any changes it believes desirable in the size and composition of our Board;
•Makes recommendations to our Board concerning the structure and membership of the committees of the Board;
•Prepares policies and procedures for the selection of a new CEO in the event of an emergency or the retirement of the CEO and assists the Board with fulfilling its responsibilities relating to CEO succession planning; and
•Advises the Board on the whole as to corporate social responsibility, environmental and governance matters.
The Governance and Nominating Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at http://investor.knowles.com/corporate-governance. The Governance and Nominating Committee met five times in 2022.
Board, Committee, and Individual Director Evaluations
Our Board recognizes the critical role that Board, Committee and Director evaluations play in ensuring the effective functioning of our Board. Accordingly, the Board regularly evaluates its performance and the effectiveness of its Committees through self-assessments, corporate governance reviews and periodic charter reviews. In addition, the Governance and Nominating Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.
The Governance and Nominating Committee oversees the implementation of individual director evaluations, the objective of which is to have a substantive dialogue with the director being evaluated to help the director be a more effective member of the Board. Under the current process adopted by the Governance and Nominating Committee, each year approximately one-third of the directors are evaluated. An outside facilitator conducts the evaluations and privately discusses the performance of each director being evaluated through individual interviews with all the other members of the Board. A summary of the feedback is then provided to the Chairman of the Board and the Chair of the Governance and Nominating Committee, who communicate the results to each director being evaluated and to the Governance and Nominating Committee as a whole.
Procedures for Approval of Related Person Transactions
We generally do not engage in transactions in which our executive officers or directors, any of their immediate family members or any of our more than 5% shareholders have a material interest. Should such a proposed transaction or series of similar transactions involve any such person and in an amount that exceeds $120,000, the transaction must be reviewed and approved in advance by the Governance and Nominating Committee in accordance with a written policy and the procedures adopted by our Board, which are posted on our website.
Under the procedures, our General Counsel determines whether a proposed transaction requires review under the policy and, if so, prior to entering into the transaction the proposed transaction must be presented to the Governance and Nominating Committee for its review and consideration at its next regularly scheduled meeting. The Governance and Nominating Committee reviews the relevant facts and circumstances of the transaction and approves, rejects or ratifies the transaction. If it is impractical or undesirable to wait until the next regularly scheduled meeting of the Governance and Nominating Committee, the Chair of the Governance and Nominating Committee may call a special meeting of the Governance and Nominating Committee to review and consider the transaction. Should the proposed transaction involve the CEO or enough members of the Governance and Nominating Committee to prevent a quorum, the disinterested members of the Governance and Nominating Committee will review the transaction and make a recommendation to the Board, and the disinterested members of the Board will then approve, reject or ratify the transaction. No director may participate in the review of any transaction in which he or she is a related person.
Directors' Compensation
We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of the Board and competitive practices among peer companies. Employee directors do not receive additional compensation for their service on the Board. If a director serves for less than a full calendar year, the compensation to be paid to that director may be prorated as deemed appropriate by the Compensation Committee.
In October 2021, non-employee director compensation was set as follows:
•Annual retainer of $235,000, payable $65,000 in cash and $170,000 in stock (with one-year cliff vesting provision);
•Chairman of the Board — additional annual retainer of $70,000, payable in cash;
•Committee Chairs — additional annual retainer of $24,500 for the Audit Committee Chair; $20,000 for the Compensation Committee Chair; and $12,500 for the Governance and Nominating Committee Chair, payable in cash; and
•Committee Members (other than Committee Chairs) - additional annual retainer of $10,000 for service on the Audit Committee; $7,500 for service on the Compensation Committee; and $5,000 for service on the Governance and Nominating Committee, payable in cash.
Non-employee directors also receive, at the time they are elected to the Board, a one-time stock grant valued at $170,000 with a three-year cliff vesting provision. Non-employee directors are also reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board and committee meetings and continuing education seminars.
Each non-employee director serving as of the 2022 Annual Meeting received the stock portion of his or her annual retainer in the form of a grant of 9,316 RSUs on April 26, 2022, and these units convert into common stock on a one-for-one basis and vest (subject to continued service) on April 26, 2023.
2022 Director Compensation Table
The following table shows information regarding the compensation earned or paid during 2022 to non-employee directors who served on the Board during the year. For information on the compensation paid to Mr. Niew, please see the "Summary Compensation Table" on page 50 of this Proxy Statement and the related tables and narratives under "Executive Compensation" beginning on page 33 of this Proxy Statement. Mr. Niew does not receive any additional compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Keith Barnes	90,000	170,017	260,017
Daniel Crowley(2)	54,375	297,511	351,886
Hermann Eul	72,500	170,017	242,517
Didier Hirsch	94,500	170,017	264,517
Ye Jane Li	80,000	170,017	250,017
Donald Macleod	145,000	170,017	315,017
Cheryl Shavers	85,000	170,017	255,017
Michael Wishart	75,000	170,017	245,017
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(1)In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of RSUs granted to non-employee directors during 2022, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation ("FASB ASC 718"). The grant date fair value is measured based on the closing price of our common stock on the date of grant.
(2)Mr. Crowley was appointed to the Board in July 2022, and received the prorated stock portion of his compensation in the form of a grant of 7,635 RSUs that will vest on August 4, 2023. On August 4, 2023 Mr. Crowley also received an onboarding grant of 10,180 RSUs with a three-year cliff vesting provision.

2022 Outstanding Stock Awards for Directors Table
The following table shows the number of shares subject to outstanding stock awards as of December 31, 2022 held by each non-employee director.

Name	Number of Shares Subject to Outstanding Stock Awards as of 12/31/2022(1)
Keith Barnes	29,217
Daniel Crowley	17,815
Hermann Eul	9,316
Didier Hirsch	9,316
Ye Jane Li	9,316
Donald Macleod	19,672
Cheryl Shavers	9,316
Michael Wishart	9,316
__________
(1)Pursuant to the Non-employee Director Deferral Program each non-employee director may elect to defer the receipt of all (but not less than all) of the shares earned in a calendar year until termination of service as a non-employee director or, if earlier, until a specified date elected by the non-employee director that is at least one year and not more than 15 years after the date of grant. Under this deferral program, Mr. Barnes has deferred receipt of 29,217 shares, Mr. Crowley has deferred receipt of 17,815 shares, and Mr. Macleod has deferred receipt of 10,356 shares.

PROPOSAL 2 —	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for the fiscal year ending December 31, 2023. PwC has audited the financial statements of the Company since 2013. Representatives of PwC are expected to be present at the 2023 Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the 2023 Annual Meeting.
Although shareholder ratification of PwC's appointment is not required by Knowles' By-Laws or otherwise, our Board is submitting the ratification of PwC's appointment for 2023 to Knowles' shareholders because we value our shareholders' views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our shareholders’ vote. Even if the selection of PwC is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our shareholders.
Representatives of PwC are expected to be present at the 2023 Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The persons named as proxies intend to vote the proxies "FOR" the ratification of the appointment of PwC as our independent registered public accounting firm for 2023, unless otherwise specified on the proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

Audit Committee Report
In accordance with the requirements of Sarbanes-Oxley, the related SEC rules and the NYSE Listing Standards, the Board engaged PwC as the Company's independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for 2022.
The Audit Committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal control over financial reporting or auditing the financial statements. Knowles' management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Knowles' independent auditors are responsible for auditing the financial statements and expressing an opinion on the effectiveness of internal control over financial reporting. The review of the financial statements by the Audit Committee is not the equivalent of an audit.
Pursuant to its oversight responsibilities, the Audit Committee discussed with PwC the overall scope for the audit of Knowles' 2022 financial statements. The Audit Committee met with PwC, with and without Knowles' management present, to discuss the results of PwC's examination, their assessment of Knowles' internal control over financial reporting and the overall quality of Knowles' financial reporting.
The Audit Committee reviewed and discussed, with both the management of Knowles and PwC, Knowles' 2022 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.
The Audit Committee also (1) discussed with PwC the applicable requirements of the Public Company Accounting Oversight Board and the SEC, (2) reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence and (3) discussed with PwC its independence, including any relationships or permitted non-auditing services that might impact PwC's objectivity and independence.
Based upon the discussions and review referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2022 be included in Knowles' Annual Report on Form 10-K for the year ended December 31, 2022.

Audit Committee:	Didier Hirsch (Chair) Ye Jane Li Donald Macleod Michael Wishart

Fees Paid to Independent Registered Public Accounting Firm
The independent registered public accounting firm of the Company during the year ended December 31, 2022 was PwC. All PwC services during 2022 were approved by the Audit Committee specifically or pursuant to the pre-approval procedures outlined below. PwC's aggregate fees, rounded to the nearest hundred dollars, during 2022 and 2021 are set forth in the table below:

Type of Fee	Year Ended December 31, 2022 ($)	Year Ended December 31, 2021 ($)
Audit Fees(1)	2,203,000	2,116,900
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	6,000	15,400
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(1)Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only independent auditors provide, such as statutory audits and review of documents filed with the SEC.
(2)In 2022, other fees included advisory services related to licensing accounting research tools. In 2021, other fees include services performed related to the Company's filing of a Malaysian tax incentive application in 2021 and advisory services related to licensing accounting research tools.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Consistent with its charter and applicable SEC rules, our Audit Committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has customarily provided, the Audit Committee has adopted specific pre-approval policies and procedures, which the Audit Committee reviews at least annually. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.
The policies and procedures adopted by the Audit Committee require pre-approval by the Audit Committee of audit-related and certain non-audit-related tax and other routine and recurring services that are proposed to be performed by the independent auditor. The pre-approval of such services by the Audit Committee is effective for a fiscal year, specific as to a particular service or category of services and is subject to a limitation on fees. In addition, pre-approved services which are expected to exceed the limitation on fees require separate, specific pre-approval. For each proposed service, the independent auditor and management are required to provide information regarding the engagement to the Audit Committee at the time of approval. In evaluating whether to approve such services, the Audit Committee considers whether each service is compliant with the SEC rules and regulations on auditor independence.

PROPOSAL 3 —	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Knowles is offering our shareholders an opportunity to vote to approve, on an advisory and nonbinding basis, the compensation of NEOs as disclosed in this Proxy Statement, as required by Section 14A of the Exchange Act. This proposal, commonly known as a "say-on-pay" vote, gives our shareholders the opportunity to express their views on our NEOs' compensation. We currently intend to submit this say-on-pay vote to our shareholders annually, based on the recommendation of the Compensation Committee and in consideration of the shareholder vote on the frequency of say-on-pay votes that was last taken at the 2020 annual meeting.
We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. Knowles' compensation programs are designed to strike an appropriate balance between aligning executive compensation with financial performance, and promoting retention. We believe our pay programs are aligned with this compensation philosophy and that the at-risk compensation components have delivered value commensurate with our business and financial performance.
This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote "FOR" the following resolution at the 2023 Annual Meeting:
"RESOLVED, that Knowles' shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Knowles' Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."
The say-on-pay vote is advisory and therefore not binding on Knowles, our Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The persons named as proxies intend to vote the proxies "FOR" the approval of the compensation of our NEOs, unless otherwise specified on the proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE "FOR" THE RESOLUTION TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis — Executive Summary
Introduction
The Compensation Discussion and Analysis ("CD&A") outlines the 2022 compensation paid to Knowles’ executive officers who are identified as NEOs. The purpose of this discussion is to provide investors with an understanding of the company’s executive compensation policies and practices, and the decisions regarding the compensation for the NEOs.
The Compensation Committee is committed to designing an executive compensation program that pays for delivering performance, with reduced payouts when performance falls short of expectations. Furthermore, the Compensation Committee values our shareholders' feedback and will incorporate changes it deems appropriate.
Named Executive Officers

2022 Named Executive Officers
Jeffrey Niew	President & Chief Executive Officer
John Anderson	Senior Vice President & Chief Financial Officer
Raymond Cabrera	Senior Vice President, Human Resources & Chief Administrative Officer
Daniel Giesecke	Senior Vice President & Chief Operating Officer
Robert Perna	Senior Vice President, General Counsel & Secretary

Business Highlights

During the fourth quarter of 2022 we announced our new segment reporting structure. We believe the new reporting structure provides enhanced transparency into our performance and better aligns with our strategy and how management reviews our financial results to drive business decision making. The renamed and realigned reporting segments are as follows:

•Precision Devices (no change from previous Precision Devices segment) – designs and delivers high performance capacitor products and RF solutions primarily serving the defense, medtech, electric vehicle, and industrial markets.

•MedTech & Specialty Audio (previously part of the Audio segment) – designs and manufactures microphones and balanced armature speakers used in applications that serve the hearing health and premium audio markets.

•Consumer MEMS Microphones (previously part of the Audio segment) – designs and manufactures micro-electro-mechanical systems ("MEMS") microphones and audio solutions used in applications that primarily serve the ear, Internet of Things, computing and smartphone markets.

We note the following key financial highlights – each a component in calculating the portion of our NEO's bonus based on the Company's financial performance – as context in reviewing our executive pay decisions.

Knowles 2020-2022 Financial Highlights1

__________
(1)     Adjusted EBIT and non-GAAP gross profit margin are non-GAAP financial measures. For additional information regarding and reconciliation of these non-GAAP financial measures, see Appendix A.

2022 was a challenging year for our business, with the demand for consumer electronics negatively impacted by global macroeconomic conditions, continued COVID related mobility restrictions in China and excess channel inventory. While these headwinds significantly impacted our Consumer MEMS Microphone segment, the strong financial performance of our Precision Devices and MedTech & Specialty Audio segments drove our adjusted EBIT and non-GAAP Gross Profit margin results.

•Revenue for fiscal year 2022 was approximately $765 million, compared to $868 million in 2021, representing a decrease of approximately 11.9%.

•Adjusted EBIT (earnings before interest and taxes) was approximately $142 million in 2022, which was a decrease of nearly 18.4% versus 2021 adjusted EBIT of $174 million. The GAAP loss before interest and income taxes from continuing operations for 2022 was $414.3 million, compared to earnings of $118.8 million for 2021, representing a decrease of $533.1 million or 448.7%.

•Non-GAAP gross profit margin (non-GAAP gross profit as a percentage of revenue) was 40.6% in 2022, versus 41.7% in 2021, representing a decrease of approximately 2.6%. The GAAP gross profit margin (gross profit as a percentage of revenue) was 36.1% in 2022, versus 41.4% in 2021, representing a decrease of approximately 12.8%.

In addition, we generated approximately $86 million of cash flow from operations in 2022, compared to $182 million in 2021, a decrease of about 52.7%. This decrease was driven by significantly lower revenue, increase in inventory balances due to the weak consumer demand, and restructuring charges related to the Consumer MEMS Microphone segment.

We also refined our strategic capital deployment strategy, focusing on investing in high-value markets and accretive acquisitions. As part of this strategy, we also announced our intention to target share repurchases of at least 50% of our annual free cash flow. During 2022 we purchased $44 million or 2.3 million shares, exceeding the target.

Overall, while our financial performance was down in 2022 versus 2021, we believe our business strategy of focusing capital on high-value markets, and providing our customers with innovative and differentiated solutions, along with our diversified portfolio is paying off as we delivered our second consecutive year of non-GAAP Gross Profit Margins above 40%, continued to generate cash, and two of our three segments delivered record earnings.

•Our Precision Devices segment delivered another successful year generating strong profitable growth driven by robust demand in the Defense, MedTech, Industrial, and Electric Vehicle markets.

•Within our Medical & Specialty Audio segment we continued to execute on new product introductions and optimizing our factory operations.

•Despite the challenges we faced in our Consumer MEMS Microphone segment, we made strong progress on our product roadmap and believe we are well-positioned for market recovery.

2022 Compensation Highlights
At our 2022 Annual Meeting, our executive compensation program received the support of approximately 97% of shares represented at the meeting. The Compensation Committee considered the results of this vote, as well as input gained during shareholder outreach in January 2022, and concluded that our current executive compensation program is well aligned with shareholder interests and expectations. Accordingly, we have continued focusing on the same measures in our executive compensation program for incentivizing and paying for performance.
To ensure our program facilitates our ability to attract and retain key talent, the Compensation Committee and the Board reviewed our NEOs' total compensation in February 2022 and approved the following compensation actions:
•Approved an increase in Mr. Niew’s 2022 base salary from $650,000 to $725,000 to align Mr. Niew’s total compensation with the peer group median. This is the first base salary increase for Mr. Niew since 2016. The bonus target and LTIP award values for Mr. Niew remained unchanged from 2021. Mr. Niew’s LTIP is weighted 55% PSUs and 45% RSUs.
•Approved increases in Mr. Anderson's 2022 base salary from $414,000 to $450,000 and LTIP award values from $1,000,000 to $1,200,000, to align better with the market median. Mr. Anderson had not received increases to his base salary and LTIP target since 2017. Mr. Anderson’s LTIP mix for 2022 remained unchanged at 50% PSUs and 50% RSUs, the same LTIP mix as for the other named executive officers.
•Approved an increase in Mr. Cabrera's 2022 base salary from $335,000 to $350,000, to reflect internal peer alignment as well as his performance, experience, and individual contributions. The bonus target and LTIP award values for Mr. Cabrera remain unchanged from 2021.
•Approved an increase in Mr. Giesecke's 2022 base salary from $400,000 to $450,000, to reflect internal peer alignment as well as his performance, experience, and indvidual contributions. The bonus target and LTIP award values for Mr. Giesecke remain unchanged from 2021.
•Approved an increase in Mr. Perna’s 2022 base salary from $430,000 to $450,000. This is the first base salary increase since Mr. Perna joined the company in 2019. The bonus target and LTIP award values for Mr. Perna remain unchanged from 2021.
In line with our financial performance and our pay-for-performance philosophy, the following 2022 annual bonus payouts were approved:
•Mr. Niew’s 2022 annual bonus was paid at 20% of target; and
•2022 annual bonuses for each of the other NEOs were paid at 20% of target.
In addition, the three-year performance period for the PSUs awarded in 2020 was completed on February 1, 2023 and the payout was certified by the Compensation Committee at 46.1% of the target award for Mr. Niew and the other NEOs.

Shareholder Support on Executive Compensation
At the 2022 annual meeting, approximately 97% of the shareholders voting at the meeting approved, on an advisory basis, the compensation paid to Knowles’ named executive officers in 2021. The Compensation Committee will continue to consider shareholder feedback and the results of say-on-pay votes when making future compensation decisions.

In addition, on an annual basis, we solicit our shareholders to provide feedback directly to our Board of Directors on key topics including executive compensation. In January 2023, we reached out to shareholders representing approximately 80% of shares outstanding and conducted meetings with investors who accepted our invitations to engage, which represented approximately 18% of our shares outstanding. The Chair of the Board of Knowles led these meetings with investors.

Executive Compensation Program Best Practices
The following highlights of our executive compensation describe certain practices applicable to the NEOs that the Compensation Committee believes support the pay-for-performance nature of our program and further align the interests of our NEOs with our shareholders:

Our Executive Compensation Practices
✓	We deliver a significant proportion of total compensation in the form of equity with PSUs as a component of the LTIP to further align compensation with the Company's long-term business plan.
✓	Payouts for cash incentives and PSUs are capped.
✓	We have multi-year vesting periods for equity awards.
✓	We perform market comparisons of executive compensation against a relevant peer group.
✓	We use an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company.
✓	We have double-trigger vesting for equity awards in the event of a change-in-control.
✓	We maintain stock ownership guidelines (CEO: 4x base salary; Other NEOs: 2x base salary).
✓	We maintain a formal incentive clawback policy.
✓	The Compensation Committee regularly meets in executive session without any members of management present.
✓	We hold an annual "say on pay" vote.
✓	We maintain an annual shareholder engagement process.
✓	We do not allow repricing of underwater stock options without shareholder approval.
✓	We do not allow hedging, short sales or pledging of our securities by directors or executive officers.
✓	We do not provide for tax gross-ups upon a change-in-control.
✓	We do not have employment contracts.
✓	We do not provide excessive perquisites.

2022 Executive Compensation Program Structure
Knowles' executive compensation program is designed to achieve the following key objectives:
•Motivate executives to enhance long-term shareholder value;
•Reinforce Knowles' pay-for-performance culture by aligning executive compensation with Knowles' business objectives and financial performance;
•Provide a total compensation opportunity that allows Knowles to attract and retain talented executives; and
•Use incentive compensation to promote desired behavior without encouraging unnecessary or excessive risk-taking.
The following table describes the structure of the 2022 compensation program.

Executive Compensation Program Structure

Pay Element	Purpose	Percent of Total	Characteristics
Base Salary (See page 40)	Provide a competitive level of fixed compensation to attract and retain talented executives	CEO: 14% Other NEOs (average): 29%	Cash - Determined based on executive's responsibilities, performance, skills and experience relative to market data
Annual Incentive (See page 41)	Motivate and reward executives for achieving financial and individual performance goals	CEO: 16% Other NEOs (average): 18%
Cash
- Award based on achievement of pre-established financial goals (80%) and individual strategic objectives (20%)
- Individual strategic objectives are measured based on specific criteria identified at the beginning of the year

Long-Term Incentives (See page 44)	Motivate and reward executives' contributions to enhancing long-term shareholder value and the achievement of long-term business objectives	CEO: 70% Other NEOs (average): 53%
PSUs
- 55% of LTIP target grant value for CEO and 50% for other NEOs
- 3-year relative total shareholder return ("r-TSR") payout performance measure
- Relative TSR is measured against companies in the Russell 2000 Index
- No payout if r-TSR is below 25th percentile of benchmark companies
- A holding period of one year following settlement of the PSUs
RSUs
- 45% of LTIP target grant value for CEO and 50% for other NEOs
- Vesting over three-year period subject to continued employment

Pay-for-Performance
Pay-for-performance is a core tenet of Knowles' executive compensation program. Knowles' focus on pay-for- performance is best demonstrated through the structure of our executive compensation program, where the majority of executive pay is at risk and variable based on a combination of annual and long-term performance factors and Knowles' stock price performance. As shown below for 2022, 86% percent of Mr. Niew's target compensation and, on average, 71% percent of the target compensation for the other NEOs was at risk. In addition, 70% of Mr. Niew's target compensation and, on average, 53% of the target compensation for the other NEOs was equity-based and, therefore, aligned with interests of shareholders.
Our compensation programs are designed so that compensation outcomes for strong performance should pay above target, while outcomes where performance is below expectations should pay below target taking into consideration short-term financial targets and long-term shareholder value creation.
The charts below demonstrate pay-for-performance by comparing (i) the cumulative realizable value of our CEO's total compensation, measured as of December 31, 2022, to his target total compensation for the three-year period of 2020, 2021 and 2022; and (ii) the cumulative realizable value of our CEO's long-term incentive awards, measured as of December 31, 2022, to his target long-term incentive award value for the three-year period of 2020, 2021 and 2022.
As shown in the chart below on the left, the realizable value of the total compensation provided to Mr. Niew over the three-year period is approximately 27% less than the target total compensation.
This difference is mainly driven by an approximate 31% decrease in the realizable LTIP values, which account for 70% of Mr. Niew's Target Total Compensation. Specifically, the majority of this decrease is attributable to Mr. Niew's 2020 LTIP grants. The PSUs granted that year recently paid out below target at 46.1% and the stock options granted that year, with a grant price of $16.77, were underwater based on a December 31, 2022 closing stock price of $16.42.

The breakdown by year and by component is shown below:
•Due to COVID-19 and the resulting impact on our performance, Mr. Niew received a lower than target incentive payout (AIP) in 2020. In 2021 where financial performance was above expectations, the payout (AIP) was above target. In 2022, where financial performance was below expectations, Mr. Niew did not receive a payout (AIP) for the financial component of his bonus making the overall payout (AIP) below target.
•Mr. Niew's 2020 actual base salary was lower as a result of a temporary salary reduction of 15% from April 1, 2020 to October 1, 2020 in support of our effort to reduce operating expense.

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(1)Target base salary and AIP values are the target amounts for each year. Target LTI value for each year is based on the grant date value (calculated based on the grant date closing stock price) of equity granted in that year, where the value for PSUs assumes payout at 100%. The grant date closing stock price was $16.77 in 2020, $20.60 in 2021, and $21.14 in 2022.
(2)Realizable base salary and AIP values are the actual amounts paid for each year. Realizable LTI value for each year is based on Knowles December 31, 2022 closing stock price of $16.42. The realizable value for PSUs granted in 2020 was adjusted to reflect the recent payout at 46.1% of target. The realizable value shown for PSUs granted in 2021 and 2022 (for which the performance period has not ended) assumes payout at 100%.

2022 NEO Total Target Compensation Overview
The table below presents the total target compensation by element for each NEO for the 2022 executive compensation program. For more information on these elements of compensation, please see "2022 NEO Compensation Decisions" below.

2022 Total Target Compensation by Element
Executive	Base Salary	Target Annual Incentive	Long-Term Incentive	Total
Jeffrey Niew	$725,000	$870,000	$3,700,000	$5,295,000
John Anderson	$450,000	$315,000	$1,200,000	$1,965,000
Raymond Cabrera	$350,000	$210,000	$600,000	$1,160,000
Daniel Giesecke	$450,000	$315,000	$800,000	$1,565,000
Robert Perna	$450,000	$270,000	$700,000	$1,420,000

2022 NEO Compensation Decisions
At the beginning of the 2022 fiscal year, the Compensation Committee evaluated the total direct compensation – consisting of base salary, annual incentive opportunity, and long-term incentive opportunity - for each NEO. As part of this annual evaluation, the Compensation Committee considered various factors, as described in more detail below.

Base Salary

Executive	2021 Base Salary	2022 Base Salary (1)
Jeffrey Niew	$650,000	$725,000
John Anderson	$414,000	$450,000
Raymond Cabrera	$335,000	$350,000
Daniel Giesecke	$400,000	$450,000
Robert Perna	$430,000	$450,000
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(1)These base salaries were effective February 7, 2022.
Base salaries are intended to provide a competitive level of fixed compensation in order to attract and retain talented executives. Base salaries are generally set based on the executive's responsibilities, performance, skills, and experience as compared with relevant market data. The table above compares each executive's target 2021 and 2022 annual base salaries.
The Compensation Committee approved the changes below for our NEOs in 2022, based on a review of our compensation peer group market data and the results of individual executive performance reviews:
•A recommendation to the independent members of the Board to increase Mr. Niew’s base salary from $650,000 to $725,000 to align Mr. Niew’s total compensation with the peer group median. The independent members of the Board approved this action. This is the first base salary increase for Mr. Niew since 2016.
•An increase in Mr. Anderson's base salary from $414,000 to $450,000 to align his base salary with the peer group median. Mr. Anderson had not received increases to his base salary since 2017.
•An increase in Mr. Cabrera's 2022 base salary from $335,000 to $350,000, to reflect internal peer alignment as well as his performance, experience, and individual contributions.
•An increase in Mr. Giesecke's 2022 base salary from $400,000 to $450,000, to reflect internal peer alignment as well as his performance, experience, and indvidual contributions.
•An increase in Mr. Perna’s 2022 base salary from $430,000 to $450,000. This is the first base salary increase since Mr. Perna joined the company in 2019.
Annual Incentive
Structure
Knowles' annual incentive plan is designed to motivate and reward executives for achieving financial and individual objectives. The Compensation Committee believes that balancing the measurement of performance between financial and individual strategic objectives is an important factor in mitigating risk and supporting long-term value creation for Knowles' shareholders.

Components	Key Factors	2022 Performance Measure
Financial Performance Bonus 80% of Total

Based on performance measured against Company and/or business unit performance criteria established at the beginning of the fiscal year
Payout determined by comparing performance against three performance levels set for each pre-set criterion: threshold (25% payout), target (100% payout), and maximum (200% payout)
An adjusted EBIT threshold is required to be met for a financial performance bonus payout

Non-GAAP Gross Profit Margin (50%) Revenue (30%)
Individual Strategic Objectives Bonus 20% of Total
Measured against individual performance criteria
Each NEO’s payout was determined by comparing individual performance against specific individual criteria set at the beginning of 2022
Payouts can range from 0% to 200% depending on the NEO’s performance against individual strategic objectives
Varies by NEO (For more information, see below)

Target Amounts
The NEOs' annual incentive targets are defined as a percentage of their base salaries and are determined based on the NEOs' responsibilities, skills, and experience as compared with relevant market data. For 2022, we did not make any changes to the target bonuses as a percent of salary. However, the target dollar values increased due to increases in the NEO’s base salaries. The following table compares each executive's 2021 and 2022 annual incentive targets.

Executive	2021 Annual Incentive Target		2022 Annual Incentive Target
	% of Salary	$	% of Salary	$
Jeffrey Niew	120%	$780,000	120%	$870,000
John Anderson	70%	$289,800	70%	$315,000
Raymond Cabrera	60%	$201,000	60%	$210,000
Daniel Giesecke	70%	$280,000	70%	$315,000
Robert Perna	60%	$258,000	60%	$270,000

Financial Performance Bonus
The Compensation Committee set the 2022 annual financial and individual strategic incentive targets to be reasonably achievable with strong management performance. Maximum performance levels were designed to be difficult to achieve in light of historical performance and the business forecast of the Company. For 2022, the financial portion of the annual incentives for Messrs. Niew, Anderson, Cabrera, Giesecke, and Perna were based on metrics aligned with overall company performance. The table below shows the financial metrics for the relevant performance levels.

2022 Annual Financial Goals
Financial Performance Bonus (% of Target Payout)	Overall Company
	Non-GAAP Gross Profit Margin%	Revenue (millions)
Threshold (25%)	38.9%	$843.6
Target (100%)	41.9%	$927.0
Maximum (200%)	44.9%	$1,001.2
For 2022, actual revenue of $765 million was below threshold and actual non-GAAP gross profit margin of 40.1% was between target and threshold. Non-GAAP gross profit margin is a non-GAAP measure that excludes certain items from gross profit margin determined in accordance with GAAP (see Appendix A for a reconciliation of non-GAAP gross profit margin).
In addition to the above financial goals, an adjusted EBIT threshold is required to be met for a financial bonus to pay out. For 2022, the adjusted EBIT threshold was $163.9 million. The actual adjusted EBIT was $142 million, a result which was significantly impacted by the Company's below threshold revenue performance. Therefore, the financial component of the annual bonus did not pay out. Adjusted EBIT is a non-GAAP measure (see Appendix A for a reconciliation of adjusted EBIT).

Executive	2022 Financial Performance Bonus (80% of Bonus)
	Bonus Opportunity (as a % of an NEO's Target)	Bonus Percentage Earned	Bonus Paid
Jeffrey Niew	0 - 200%	0%	$0
John Anderson	0 - 200%	0%	$0
Raymond Cabrera	0 - 200%	0%	$0
Daniel Giesecke	0 - 200%	0%	$0
Robert Perna	0 - 200%	0%	$0

Individual Strategic Objectives Bonus
NEO performance for the annual incentive plan's individual strategic objectives is based on specific criteria identified at the beginning of the year and measured throughout the year. The Compensation Committee believes that the individual strategic objectives established for each of the NEOs are supportive of Knowles' long-term strategic objectives, and are indicators of the executive's success in fulfilling his responsibilities to the Company. The performance levels for the individual strategic objectives were designed to be achievable, but required strong and consistent performance by the NEO.

Summaries of the specific individual strategic objectives for Mr. Niew and the other NEOs are outlined in the table below:

Executive	2022 Individual Strategic Objectives
Jeffrey Niew	•Execute capital deployment strategy (6%) •Drive innovation across the product portfolio (8%) •Shareholder engagement (6%)
John Anderson	•Maximize consolidated free cash flow (10%) •Execute capital deployment strategy (5%) •Shareholder engagement (5%)
Raymond Cabrera	•Achieve strategic global human resources goals and execute the Company's Diversity & Inclusion strategy (10%) •Achieve strategic global information technology goals (10%)
Daniel Giesecke	•Achieve global operations value creation targets (8%) •Factory optimization and new products introduction (6%) •Maximize consolidated free cash flow (6%)
Robert Perna	•Achieve key legal department operating goals (10%) •Support business unit strategic and ESG initiatives (10%)

Each personal objective is given a rating from "Did Not Achieve" to "Far Exceeded," with weighted performance ratings and payouts consistent with the following table:

Individual Strategic Objectives Rating	2022 Payout Level
Far Exceeded	200%
Exceeded	150%
Target	100%
Achieved Most Not All	50%
Did Not Achieve	0%
The CEO recommended, and the Compensation Committee approved, the 2022 cumulative weighted individual strategic objectives scores and payout levels for each of the NEOs other than himself. The Compensation Committee met with the CEO in January 2023 to evaluate his performance against his strategic objectives. The Compensation Committee determined the cumulative weighted individual strategic objectives score for the CEO and recommended to the independent directors of the Board the CEO's payout level. The individual bonus payout for each NEO, as shown in the accompanying table, was determined by multiplying the bonus percentage achieved by 20% (representing the percentage of the individual bonus to the total annual bonus opportunity) of the target bonus percentage.

Executive	2022 Individual Strategic Objectives Bonus (20% of Bonus)
	Overall Rating	Bonus Percentage Earned	Bonus Paid
Jeffrey Niew	Target	100%	$174,000
John Anderson	Target	100%	$63,000
Raymond Cabrera	Target	100%	$42,000
Daniel Giesecke	Target	100%	$63,000
Robert Perna	Target	100%	$54,000

2022 Actual Results
The table below presents the results of the NEOs' financial goals and individual strategic objectives versus target, as well as the corresponding annual incentive payouts.

Executive		2022 Annual Incentive Payout
	2022 Annual Incentive Target	Financial Incentive	Individual Strategic Objective Incentive	Total	Payout as % of 2022 Annual Incentive Target
Jeffrey Niew	$870,000	—	$174,000	$174,000	20.0%
John Anderson	$315,000	—	$63,000	$63,000	20.0%
Raymond Cabrera	$210,000	—	$42,000	$42,000	20.0%
Daniel Giesecke	$315,000	—	$63,000	$63,000	20.0%
Robert Perna	$270,000	—	$54,000	$54,000	20.0%
Long-Term Incentives
2020 PSU Payout

The performance period for the PSUs awarded in 2020 was completed on February 1, 2023, which have relative total shareholder return ("r-TSR") as the sole measure. Our relative TSR percentile rank is determined by ranking the component companies of Russell 2000 Index (including us) from the highest to the lowest according to their respective TSR for the performance period, then calculating the TSR percentile ranking of us relative to other companies in the group of benchmark companies. Payment in shares of our common stock relative to the target number of units will be based on the following schedule:

Knowles' Relative TSR Ranking	Relative TSR Payout %
75th percentile or higher	225%
50th percentile	100%
25th percentile	25%
Below 25th percentile	0%

In the event that the Company’s TSR at the end of the performance period is negative, then the maximum payout shall be limited to 100% of target PSUs. The r-TSR payout for any ranking that is not indicated in the above table will be interpolated linearly using the two closest data points in the above table.

By the end of performance period for the 2020 PSUs, our relative TSR ranking was the 32nd percentile, which resulted in a payout of 46.1%. The table below shows the number of shares earned by our NEOs:

Executive	Number of PSUs Granted	Payout %	Number of Shares Earned
Jeffrey Niew	105,328	46.1%	48,556
John Anderson	30,979	46.1%	14,281
Raymond Cabrera	18,587	46.1%	8,569
Daniel Giesecke	23,234	46.1%	10,711
Robert Perna	21,685	46.1%	9,997

2022 LTIP Grants
The Company's LTIP is designed to motivate and reward executives' contributions to enhancing long-term shareholder value and the achievement of long-term business objectives. The value of the 2022 annual long-term incentive grants is based on each executive's responsibilities, skills, and experience as compared with relevant market data. For 2022, consistent with 2021, LTI was delivered through a mixture of performance share units and restricted stock units as shown below.
The following table compares the annual equity award grants to NEOs in 2021 to the grants in 2022. The 2022 annual grant of PSUs and RSUs was awarded to the NEOs on February 7, 2022. After a review of the market data and considering company and individual performance as well as equity grant levels between executives, the Committee decided to maintain grant equity awards at the same level as in 2021, except with respect to Mr. Anderson. Mr. Anderson received an increase in his 2022 LTIP award value from $1,000,000 to $1,200,000 to align better with the peer group median. Mr. Anderson had not received increases to his LTI target since 2017.

Executive	2021 Annual Grants			2022 Annual Grants
	RSUs	PSUs	Total	RSUs (1)	PSUs (1)	Total
Jeffrey Niew	$1,665,000	$2,035,000	$3,700,000	$1,665,000	$2,035,000	$3,700,000
John Anderson	$500,000	$500,000	$1,000,000	$600,000	$600,000	$1,200,000
Raymond Cabrera	$300,000	$300,000	$600,000	$300,000	$300,000	$600,000
Daniel Giesecke	$400,000	$400,000	$800,000	$400,000	$400,000	$800,000
Robert Perna	$350,000	$350,000	$700,000	$350,000	$350,000	$700,000
__________
(1)Reflects target value of awards on the date of grant. Amounts shown in the "Stock Awards" column of the Summary Compensation Table represent grant date fair value determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation.

The 2022 RSUs vest ratably over three years based on continued service with Knowles. As was the case for our 2020 and 2021 PSU awards, our 2022 PSUs continued using r-TSR as the sole performance measure and the component companies of the Russell 2000 Index as the peer group. The performance period is February 1, 2022 through February 1, 2025. The payout will be determined by our TSR percentile ranking relative to other peer group companies based on the following schedule:

Knowles' Relative TSR Ranking	Relative TSR Payout %
75th percentile or higher	225%
50th percentile	100%
25th percentile	25%
Below 25th percentile	0%

In the event that the Company’s TSR at the end of the performance period is negative, then the maximum payout shall be limited to 100% of target PSUs. The r-TSR payout for any ranking that is not indicated in the above table will be interpolated linearly using the two closest data points in the above table. As with the 2021 PSUs, the 2022 PSUs have a holding period of one-year following settlement of the PSUs. In addition, the maximum value of the PSUs paid is capped at five times the target number of PSUs multiplied by the original grant date closing price.

Our Compensation Program Design Process
Role of the Compensation Committee
The Compensation Committee, together with the other independent directors, is responsible for structuring our compensation program and approving the compensation of the CEO and other NEOs, among other duties expressed in its charter. The Compensation Committee makes these approvals based on its review of the company and individual performance, input from the CEO with respect to the NEOs other than himself (detailed in this CD&A) and the advice of its independent advisor. Two other key inputs to the Compensation Committee's decision-making process are the current status of the Company's business strategy and the feedback we receive from our shareholders.
Independent Advisor to the Compensation Committee
The Compensation Committee engages Compensia, Inc. ("Compensia") as its independent advisor. Compensia's duties include:
•CEO pay analysis;
~~•~~Peer group review;
•Independent director compensation review;
•Incentive program design;
•Advising on compensation trends and changes in regulation; and
•Collaboration with management on behalf of the Compensation Committee in developing management's recommendations to the Compensation Committee regarding executive pay matters.
Compensia has been retained by and reports directly to the Compensation Committee. The Compensation Committee assessed Compensia's independence in light of the SEC requirements and NYSE listing standards and determined that Compensia's work did not raise any conflict of interest or independence concerns.
Role of Management
The CEO makes compensation recommendations to the Compensation Committee for the NEOs other than himself, based on an assessment of individual and corporate performance. Management personnel prepare compensation information and performance assessments for the Compensation Committee.
Compensation Peer Group and Market Data
The Compensation Committee periodically examines market data to evaluate pay levels, pay practices and other compensation decisions. This market data review includes corresponding pay levels and pay practices employed at a peer group of similarly-sized companies in similar lines of business to the Company and which compete in similar markets for business or talent. The Compensation Committee does not believe it is appropriate to establish compensation levels based only on market practices. For each element of compensation, the Compensation Committee uses the median of the peer group as a reference point, while also considering other factors (e.g., Knowles' financial performance, individual roles and responsibilities and the overall mix of compensation).
The Compensation Committee considers the following general criteria in selecting the compensation peer group:
•Companies that are publicly-traded in the U.S.;
•Companies in the same or similar lines of business;
•Companies that serve similar customers; and
•Companies with revenue of approximately 0.5x to 2.0x Knowles' revenue and within a reasonable size range of Knowles with respect to other financial and operating metrics, such as market capitalization and earnings before interest and taxes.

As part of its ongoing review of the executive compensation peer group, the Compensation Committee regularly assesses the peer group against the above criteria and periodically approves updates to the peer group. In July 2021, the Compensation Committee reviewed the peer group in preparation for 2022 compensation decisions and agreed to remove MTS Systems from the peer group following the completion of its acquisition by Amphenol and ceasing trading on the market. In addition, Arlo Technologies, Lattice Semiconductor and Silicon Laboratories were removed because they went outside of the Compensation Committee’s criteria (described above). To maintain the robustness of the peer group market data, ADTRAN, Alpha and Omega Semiconductor, Extreme Networks and Ribbon Communications were added to the group.

The following peer group was used for 2022 NEO compensation decisions.

2022 Compensation Peer Group
ADTRAN Alpha and Omega Semiconductor Cirrus Logic CTS Diodes Extreme Networks FormFactor Infinera MACOM Technology Solutions MaxLinear	Methode Electronics NetScout Systems OSI Systems Power Integrations Ribbon Communications Rogers Semtech SMART Global Holdings Synpatics Viavi Solutions
Compensation and Risk
We believe that our compensation programs are designed with appropriate risk mitigators, including:
*Stock ownership guidelines for executive officers that align the interests of the executive officers with those of our shareholders;
*Mix of base salary, cash incentive opportunities, and long-term equity compensation, that provide a balance of short-term and long-term incentives with fixed and variable components;
*Capped payout levels for cash incentives;
*Inclusion of non-financial metrics, such as qualitative performance factors, in determining actual compensation payouts; and
*Equity compensation that typically vests over a multi-year period to encourage executives to take actions that promote the long-term sustainability of our business.
In October 2022, management of the Company analyzed whether Knowles' compensation policies and practices create material risks to Knowles. This analysis was reviewed by the Compensation Committee and Compensia, the Compensation Committee's independent compensation consultant. The Compensation Committee concluded that Knowles' compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
Other Compensation Programs and Policies
Severance and Change-in-Control Benefits
Knowles does not offer employment contracts to any of its NEOs; however, NEOs participate in the Knowles' Executive Severance Plan (the "Severance Plan") and Senior Executive Change-In-Control Severance Plan (the "CIC Severance Plan"). We believe these plans help accomplish Knowles' objective of attracting and retaining talented executives and reduce the need to negotiate individual severance arrangements with departing executives. The Compensation Committee also believes the CIC Severance Plan promotes management independence and helps retain, stabilize, and focus executives in the event of a potential change-in-control.
For further information regarding these plans and a quantification of the compensation to be received under these plans in the event of a change-in-control or termination of an NEO's employment as of December 31, 2022, please see "2022 Potential Payments upon Termination or Change-in-Control" on page 56 of this Proxy Statement.
Benefits
Our global benefits philosophy is to provide NEOs with protection and security through health and welfare, retirement, disability insurance and life insurance programs. The NEOs are eligible to participate in the same retirement and benefit plans that are generally available to Knowles' employees. The Company provides eligible NEOs with executive life insurance, which we believe is consistent with both peer and competitive pay practices, and is available to us at a reasonable group cost. In addition, executives are also eligible to receive expatriate and relocation benefits in accordance with the Company's policies.
Generally, it is the Compensation Committee's philosophy not to provide perquisites to our NEOs except in very limited circumstances. Knowles reimburses each NEO for an annual physical examination in order to lower the risk that undiagnosed health issues may have on leadership continuity. Knowles executives also have access to tickets to sporting events, which the executives primarily use to recognize and reward their team members.
Retirement and Pension Benefits
Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants' retirement plan accounts based on a percentage of their eligible compensation under applicable rules. We believe that this retirement program permits our executives to save for their retirement in a tax-effective manner.
In addition, our executive officers and other select management employees are eligible to participate in the Knowles Deferred Compensation Plan, which permits the deferral of base salary, annual bonus, RSUs and PSUs. Knowles implemented the deferred compensation plan to provide a market competitive benefit and help facilitate retirement savings for participants in a cost- and tax-effective way for the company.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A with management.
Based on such review and discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022.
Compensation Committee:
Keith Barnes (Chair)
Daniel Crowley
Hermann Eul
Cheryl Shavers

Summary Compensation Table
The following table sets forth information regarding 2022 and, to the extent required under SEC executive compensation disclosure rules, 2021 and 2020 compensation for each of our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey Niew President & Chief Executive Officer	2022	717,789	4,545,197	—	174,000	—	21,629	5,458,615
	2021	650,000	7,328,950	—	1,000,000	—	20,314	8,999,264
	2020	610,000	2,549,998	849,999	583,752	91,900	19,536	4,705,185
John Anderson Senior Vice President & Chief Financial Officer	2022	446,539	1,449,185	—	63,000	—	15,250	1,973,974
	2021	414,000	2,029,762	—	394,592	—	14,500	2,852,854
	2020	398,077	750,008	250,001	231,376	4,200	14,250	1,647,912
Raymond Cabrera Senior Vice President, Human Resources & Chief Administrative Officer	2022	348,558	724,592	—	42,000	—	21,103	1,136,253
	2021	333,422	1,217,846	—	263,632	—	16,058	1,830,958
	2020	294,553	450,002	150,000	119,226	4,000	15,494	1,033,275
Daniel Giesecke Senior Vice President & Chief Operating Officer	2022	445,193	966,106	—	63,000	—	17,036	1,491,335
	2021	400,000	1,581,823	—	395,248	—	16,286	2,393,357
	2020	355,846	562,502	187,502	223,552	—	15,459	1,344,861
Robert Perna Senior Vice President, General Counsel & Secretary	2022	448,077	845,349	—	54,000	—	19,545	1,366,971
	2021	430,000	1,405,661	—	338,393	—	18,495	2,192,549
	2020	413,461	524,991	175,001	200,827	—	18,245	1,332,525
__________
(1)The amounts reported in this column represent the aggregate grant date fair value of restricted stock units and performance share units, each calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”), but excluding the effect of estimated forfeitures. The amounts do not correspond to the actual value that might be realized by the NEOs. See Note 14 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating the amounts reported. The amounts included for the PSUs granted in February 2022 are calculated based on the probable satisfaction of the performance conditions for such awards as of the grant date. Assuming the highest level of performance is achieved for the PSUs, the maximum grant date fair value of the 2022 PSUs would be as follows: Mr. Niew: $6,480,425; Mr. Anderson: $1,910,675; Mr. Cabrera: $955,339; Mr. Giesecke: $1,273,761; and Mr. Perna: $1,114,551.
(2)The 2022 amounts represent the annual incentive bonus received by each NEO under the Knowles Annual Incentive Plan based on performance in 2022 as determined by the Compensation Committee. The annual incentive plan is discussed in our CD&A beginning on page 41 of this Proxy Statement and the estimated possible threshold, target, and maximum amounts for the incentive awards are reflected in the table “Grants of Plan-Based Awards in 2022” on page 52 of this Proxy Statement.
(3)Amounts represent changes in the present value of accumulated benefits under the Knowles Pension Replacement Plan, which is described below under "Knowles Pension Replacement Plan" on page 55 of this Proxy Statement. Present pension value during 2022 decreased by $212,600 for Mr. Niew, $9,300 for Mr. Anderson and $9,300 for Mr. Cabrera. In accordance with SEC executive compensation disclosure rules, total value that is less than $0 in this column is reported as $0.

(4)Amounts included in this column for 2022 are set forth by category in the “2022 All Other Compensation Table” below.
2022 All Other Compensation Table

Name	401(k) Match ($)	Executive Life Insurance ($)	Physical Examination ($)	Total ($)
Jeffrey Niew	15,250	6,379	—	21,629
John Anderson	15,250	—	—	15,250
Raymond Cabrera	15,250	1,558	4,295	21,103
Daniel Giesecke	15,250	1,786	—	17,036
Robert Perna	15,250	—	4,295	19,545

Grants of Plan-Based Awards in 2022
The following table shows information regarding the awards made to our NEOs in 2022.

Name	Type		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey Niew	Restricted Stock Units	(2)	2/7/2022							78,761	1,665,008
	Performance Share Units	(3)	2/7/2022				24,066	96,263	216,592		2,880,189
	Annual Incentive Plan	(4)		87,000	870,000	1,740,000
John Anderson	Restricted Stock Units	(2)	2/7/2022							28,382	599,995
	Performance Share Units	(3)	2/7/2022				7,096	28,382	63,860		849,189
	Annual Incentive Plan	(4)		31,500	315,000	630,000
Raymond Cabrera	Restricted Stock Units	(2)	2/7/2022							14,191	299,998
	Performance Share Units	(3)	2/7/2022				3,548	14,191	31,930		424,595
	Annual Incentive Plan	(4)		21,000	210,000	420,000
Daniel Giesecke	Restricted Stock Units	(2)	2/7/2022							18,921	399,990
	Performance Share Units	(3)	2/7/2022				4,730	18,921	42,572		566,116
	Annual Incentive Plan	(4)		31,500	315,000	630,000
Robert Perna	Restricted Stock Units	(2)	2/7/2022							16,556	349,994
	Performance Share Units	(3)	2/7/2022				4,139	16,556	37,251		495,356
	Annual Incentive Plan	(4)		27,000	270,000	540,000
__________
(1)The amounts reported in this column represent the aggregate grant date fair value of restricted stock units and performance share units, each calculated in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures. The amounts do not correspond to the actual value that might be realized by the NEOs.
(2)This RSU grant was made as part of the 2022 annual long-term incentive grant process. These RSUs vest in three equal installments (subject to rounding of partial shares) each year on the anniversary of the grant date, subject to the NEO's continued employment through the applicable vesting date.
(3)This PSU grant was made as part of the 2022 annual long-term incentive grant process. The PSUs will be paid out in shares of Knowles common stock at the end of the three-year performance period based on Knowles relative total shareholder return performance ranked against the component companies of the Russell 2000 Index during the 2022 to 2025 performance period. The threshold, target and maximum amounts assume 25%, 100% and 225%, respectively, satisfaction of the PSU goals.
(4)The amounts shown in this row reflect the potential payout at threshold, target and maximum for 2022 performance under the Knowles Annual Incentive Plan (the "AIP"). The actual AIP award amount for the 2022 performance year paid in February 2023 is disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation” for each NEO.

Outstanding Equity Awards at Fiscal Year-End 2022
The following table provides information about equity awards made to the NEOs that are outstanding as of December 31, 2022, including outstanding stock option awards, unvested RSUs, and unvested PSUs held by each of the NEOs and SSAR awards granted by Dover Corporation prior to the spin-off which were converted into Knowles equity awards in connection with the spin-off.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of unearned shares, units or other rights that have not vested ($)(1)
Jeffrey Niew	75,254	(2)			23.92	02/14/2023				105,328	(6)	1,729,486
	231,915				11.02	02/16/2023				98,786	(7)	1,622,066
	156,018				19.28	02/15/2024				96,263	(8)	1,580,638
	157,699				14.29	02/15/2025	16,896	(3)	277,432
	136,656				16.07	02/19/2026	53,884	(4)	884,775
	95,238		47,619	(3)	16.77	02/09/2027	78,761	(5)	1,293,256
John Anderson	30,099	(2)			23.92	02/14/2023				30,979	(6)	508,675
	34,825				19.28	02/15/2024				24,272	(7)	398,546
	46,382				14.29	02/15/2025	4,970	(3)	81,607	28,382	(8)	466,032
	40,193				16.07	02/19/2026	16,182	(4)	265,708
	28,011		14,006	(3)	16.77	02/09/2027	28,382	(5)	466,032
Raymond Cabrera	22,577	(2)			23.92	02/14/2023				18,587	(6)	305,199
	18,574				19.28	02/15/2024				14,563	(7)	239,124
	27,829				14.29	02/15/2025	2,982	(3)	48,964	14,191	(8)	233,016
	24,116				16.07	02/19/2026	9,709	(4)	159,422
	16,806		8,404	(3)	16.77	02/09/2027	14,191	(5)	233,016
Daniel Giesecke	15,051	(2)			23.92	02/14/2023				23,234	(6)	381,502
	47,872				11.02	02/16/2023				19,417	(7)	318,827
	27,860				19.28	02/15/2024				18,921	(8)	310,683
	34,787				14.29	02/15/2025	3,727	(3)	61,197
	30,145				16.07	02/19/2026	12,945	(4)	212,557
	21,008		10,505	(3)	16.77	02/09/2027	18,921	(5)	310,683
Robert Perna	26,718				17.39	05/12/2026	3,479	(3)	57,125	21,685	(6)	356,068
	19,608		9,804	(3)	16.77	02/09/2027	11,327	(4)	185,989	16,990	(7)	278,976
							16,556	(5)	271,850	16,556	(8)	271,850
__________
(1)Based on a December 31, 2022 closing Knowles stock price of $16.42 per share.
(2)Grants made prior to March 7, 2014 were granted under the Dover Corporation equity compensation plans and were converted into Knowles stock-settled stock appreciation rights at the time of the spin-off in 2014.
(3)The remaining stock options or RSUs subject to this award vested on February 10, 2023.
(4)One-half of the remaining RSUs subject to this award vested on February 8, 2023, and the other half is scheduled to vest on February 8, 2024, provided the NEO continues to be employed with Knowles through the vesting date.
(5)The remaining RSUs subject to this award are scheduled to vest ratably in three annual installments commencing on February 7, 2023, provided the NEO continues to be employed with Knowles through the vesting date.
(6)The PSUs subject to this award vested on February 1, 2023 at 46.1% of target. The disclosed number of PSUs reflect vesting at target amount because the Company’s relative TSR performance for those awards exceeded the threshold performance level. The number of units were earned and vested as a result of the Company’s relative TSR performance ranking against the Russell 2000 Index companies over the performance period (which commenced in 2020). See "Executive Compensation - Compensation Discussion and Analysis - Executive Summary," beginning on page 33.
(7)The PSUs subject to this award vest on February 1, 2024, provided that the NEO continues to be employed with Knowles through the vesting date and that the applicable performance conditions are satisfied. The disclosed number of PSUs reflect vesting at target amount because the Company’s relative TSR performance for those awards exceeded the threshold performance level. The number of units, if any, that are ultimately earned and vest will be between 0% and 225% of the target number of PSUs, depending on the Company’s relative TSR performance ranking against the Russell 2000 Index companies over the performance period (which commenced in 2021). See "Executive Compensation - Compensation Discussion and Analysis - Executive Summary," beginning on page 33.
(8)The PSUs subject to this award vest on February 1, 2025, provided that the NEO continues to be employed with Knowles through the vesting date and that the applicable performance conditions are satisfied. The disclosed number of PSUs reflect vesting at target amount because the Company’s relative TSR performance for those awards exceeded the threshold performance level. The number of units, if any, that are ultimately earned and vest will be between 0% and 225% of the target number of PSUs, depending on the Company’s relative TSR performance ranking against the Russell 2000 Index companies over the performance period (which commenced in 2022). See "Executive Compensation - Compensation Discussion and Analysis - Executive Summary," beginning on page 33.

Option Exercises and Stock Vested in 2022
The following table provides additional information regarding stock option exercises and shares acquired upon the vesting of stock awards, including the value realized, for each NEO during fiscal year 2022.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Jeffrey Niew	406,383	2,904,752	122,898		2,628,626
John Anderson	69,681	547,894	36,313	(3)	776,664
Raymond Cabrera	63,830	513,624	21,789		466,025
Daniel Giesecke	47,873	534,743	27,639		591,089
Robert Perna	—	—	24,186	(4)	508,323
__________
(1)Amount represents gross number of shares of common stock vested and is not reduced by shares withheld by the Company for tax purposes.
(2)Aggregate dollar value realized on vesting of the stock awards is calculated by multiplying the closing price of the common stock on the vesting date by the number of vested shares.
(3)Includes 4,045 fully vested deferred restricted stock units. As elected by Mr. Anderson, these shares will be deferred until January 31, 2026.
(4)Includes 9,141 fully vested deferred restricted stock units. As elected by Mr. Perna, these shares will be deferred until his separation from service with Knowles.
2022 Nonqualified Deferred Compensation
Under the Knowles Deferred Compensation plan ("Knowles DCP"), eligible participants may defer a portion of his or her eligible compensation (up to 75% of base salary, up to 100% of eligible bonus, and up to 100% of restricted stock units and performance share unit grants) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. Participants in the deferred compensation plan may select from a subset of the investment elections available to all eligible employees under Knowles's tax-qualified Section 401(k) plan for their cash deferrals (base salary and/or annual bonus). Generally, deferred amounts will be distributed from the plan only on account of termination of service, disability, death or at a scheduled in-service withdrawal date chosen by the participant, subject to Section 409A of the Internal Revenue Code. A payment may not be designated for a calendar year after the year in which a participant attains the age of 75.
In addition, the Company continues to administer the Knowles Corporation Executive Deferred Compensation Plan ("Legacy Knowles EDCP"), which is a legacy plan from Dover Corporation. This is a frozen plan and no new contributions have been made after the spin-off in February 2014. Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability, other termination of service, or at a scheduled in-service withdrawal date chosen by the participant, subject to Section 409A of the Internal Revenue Code.

Name	Plan Name	Executive contributions in Last FY ($)(1)		Registrant contributions in Last FY ($)	Aggregate earnings in Last FY ($)(2)	Aggregate withdrawals/distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey New	Knowles DCP	85,817		—	(30,188)	—	166,198
	Legacy Knowles EDCP	—		—	(45,705)	—	155,107
John Anderson	Knowles DCP	85,956	(3)	—	(42,394)	—	438,706
Raymond Cabrera	Knowles DCP	—		—	—	—	—
Daniel Giesecke	Knowles DCP	—		—	—	—	—
	Legacy Knowles EDCP	—		—	(21,163)	—	101,959
Robert Perna	Knowles DCP	252,611	(4)	—	(102,348)	—	317,478
__________
(1)The amounts in this column represent employee compensation deferrals that are included in the Summary Compensation Table for fiscal year 2022 under the "Salary" and/or "Non-Equity Incentive Plan Compensation" columns.
(2)These amounts include earnings (losses), dividends and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the NEO is deemed to be invested. These amounts are not reported in the Summary Compensation Table as compensation.
(3)Includes the value of Mr. Anderson's fully vested deferred restricted stock units based on the Knowles closing stock price on the vesting date.
(4)Includes the value of Mr. Perna's fully vested deferred restricted stock units based on the Knowles closing stock price on the vesting date.

Knowles Pension Replacement Plan
When Knowles was spun-off from Dover, we retained the Knowles Pension Replacement Plan ("Knowles PRP"), which is a frozen non-qualified pension plan for tax purposes.
Benefits accrued under the Knowles PRP reflect service while the respective NEOs were covered under the Dover Corporation Pension Replacement Plan prior to the spin-off of Knowles. Benefits were determined by multiplying the participant’s years of actual service as of December 31, 2013 (subject to a maximum of 30 years) by a percentage of the participant’s final average compensation as defined under the plan, reduced by the amount of company-provided benefits under any other retirement plans, including the pension plan, as well as the company-paid portion of Social Security benefits.
As of January 1, 2014, all of Knowles NEOs who participate in the Knowles PRP became fully vested in their benefits (in connection with the spin-off of Knowles from Dover) and are eligible to begin receiving benefits upon termination of employment. Knowles PRP benefits may be forfeited for "cause" (defined as conviction of a felony which places Knowles at legal or other risk, or is expected to cause substantial harm to the business of a Knowles company or its relationships with employees, distributors, customers or suppliers).
Normal retirement age for the Knowles PRP is age 65. Knowles employees who were participants on or before March 1, 2010 will be entitled to receive the portion of their benefits that accrued through December 31, 2009 without any reduction due to early retirement if they retire after they reach age 62 and complete 10 years of service.
Knowles does not anticipate establishing a new pension replacement plan nor covering additional employees in this plan.

Pension Benefits Through 2022

Executive	Plan Name	Number of Years of Credited Service (1)	Normal Retirement Age	Present Value of Accumulated Benefits (2)	Payment made during Last Fiscal Year
Jeffrey Niew	Knowles PRP	8.3	65	435,200	—
John Anderson	Knowles PRP	4.3	65	25,300	—
Raymond Cabrera	Knowles PRP	8.3	65	18,900	—
Daniel Giesecke (3)	Knowles PRP	8.3	65	—	—
Robert Perna (4)	N/A	N/A	N/A	N/A	N/A
__________
(1)Years of service are only credited through the December 31, 2013 plan freeze.
(2)The present value of the accumulated benefit is shown as of December 31, 2022. The values assume retirement occurring at the greater of age 65 or the executive's current age, applicability of the PRI-2012 Generational Mortality Table, and a discount rate of 5.40%.
(3)As of December 31, 2013, the value of Mr. Giesecke's off-setting benefits was greater than the gross Knowles PRP benefit, therefore Mr. Giesecke was not entitled to a benefit under the frozen Knowles PRP.
(4)Not eligible for the Knowles Pension Replacement Plan.
2022 Potential Payments upon Termination or Change-in-Control
The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive's employment or a change-in-control as of December 31, 2022.
Knowles has in place the Severance Plan and the CIC Severance Plan. The Severance Plan creates a consistent and transparent policy for determining separation benefits for all similarly situated executives, and formalizes Knowles' executive severance practices. The CIC Severance Plan likewise establishes a consistent policy regarding double-trigger change-in-control severance payments, and is based on market best practices. All of Knowles' NEOs are eligible to participate in both the Severance Plan and the CIC Severance Plan as of December 31, 2022.
Potential Severance Payments Upon Termination
The Severance Plan provides that if a covered executive's employment is terminated without cause (as defined in the Severance Plan), the executive will be entitled to certain severance benefits. The Equity and Cash Incentive Plan and Knowles' other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. For a termination other than for cause, the NEOs would generally be entitled to the following benefits:
•12 months of salary continuation;
•12 months of company-provided healthcare benefit continuation;
•A prorated portion of the target annual incentive bonus for time worked during the year;
•Under the PRP, each participant will become entitled to receive the actuarial value of the participant's benefit accrued through the date of the termination; and
•Under Deferred Compensation Plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officers.
In the event of death, disability or retirement, the NEO would also be entitled to the following:
•Stock options or SSARs unvested at the date of termination would become vested and exercisable;
•Restricted Stock or RSUs unvested at the date of termination would become vested (in the event of death and disability), or would continue to vest according to their original schedule (in the event of retirement); and
•Performance shares or PSUs unvested at the date of termination would become vested (on a pro-rata basis in the event of death and disability), or would continue to vest according to their original schedule (in the event of retirement).

The table below shows the aggregate amount of potential payments and other benefits that each of Knowles' NEOs would have been entitled to receive if his employment had terminated under the specified circumstances, other than as a result of a change-in-control, on December 31, 2022. The amounts shown assume that termination was effective as of December 31, 2022, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of each executive's termination of employment.

	Voluntary Termination ($)		Involuntary Not For Cause Termination ($)		For Cause Termination ($) (1)		For Retirement ($)		For Death or Disability ($)

Jeffrey Niew
Cash severance	—		1,595,000	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		2,455,463	(3)	2,455,463	(3)
Vested Stock options/SSARs	1,636,069	(4)	1,636,069	(4)	—		1,636,069	(4)	1,636,069	(4)
Unvested stock options	—		—		—		—	(5)	—	(5)
Unvested PSUs	—		—		—		3,202,705	(6)	1,495,201	(6)
Retirement plan payments	438,920	(7)	438,920	(7)	—		438,920	(7)	438,920	(7)
Deferred comp plans	321,305	(8)	321,305	(8)	321,305	(8)	321,305	(8)	321,305	(8)
Health and welfare benefits	—		14,550	(9)	—		—		—
Total:	2,396,294		4,005,844		321,305		8,054,462		6,346,958

John Anderson
Cash severance	—		765,000	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		813,347	(3)	813,347	(3)
Vested Stock options/SSARs	112,861	(4)	112,861	(4)	—		112,861	(4)	112,861	(4)
Unvested stock options	—		—		—		—	(5)	—	(5)
Unvested PSUs	—		—		—		864,579	(6)	390,547	(6)
Retirement plan payments	24,409	(7)	24,409	(7)	—		24,409	(7)	24,409	(7)
Deferred comp plans	438,706	(8)	438,706	(8)	438,706	(8)	438,706	(8)	438,706	(8)
Health and welfare benefits	—		20,612	(9)	—		—		—
Total:	575,976		1,361,588		438,706		2,253,902		1,779,870

Raymond Cabrera
Cash severance	—		560,000	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		441,402	(3)	441,402	(3)
Vested Stock options/SSARs	67,716	(4)	67,716	(4)	—		67,716	(4)	67,716	(4)
Unvested stock options	—		—		—		—	(5)	—	(5)
Unvested PSUs	—		—		—		472,141	(6)	220,422	(6)
Retirement plan payments	19,061		19,061		—		19,061	(7)	19,061	(7)
Deferred comp plans	—		—		—		—		—
Health and welfare benefits	—		20,432	(9)	—		—		—
Total:	86,777		667,209		—		1,000,320		748,601

Daniel Giesecke
Cash severance	—		765,000	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		584,437	(3)	584,437	(3)
Vested Stock options/SSARs	343,156	(4)	343,156	(4)	—		343,156	(4)	343,156	(4)
Unvested stock options	—		—		—		—	(5)	—	(5)
Unvested PSUs	—		—		—		629,510	(6)	293,891	(6)
Retirement plan payments	—		—		—		—		—
Deferred comp plans	101,959	(8)	101,959	(8)	101,959	(8)	101,959	(8)	101,959	(8)
Health and welfare benefits	—		20,780	(9)	—		—		—
Total:	445,115		1,230,895		101,959		1,659,062		1,323,443

	Voluntary Termination ($)		Involuntary Not For Cause Termination ($)		For Cause Termination ($) (1)		For Retirement ($)		For Death or Disability ($)
Robert Perna
Cash severance	—		720,000	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		514,964	(3)	514,964	(3)
Vested Stock options/SSARs	—		—		—		—		—
Unvested stock options	—		—		—		—	(5)	—	(5)
Unvested PSUs	—		—		—		550,825	(6)	257,156	(6)
Retirement plan payments	—		—		—		—		—
Deferred comp plans	317,478	(8)	317,478	(8)	317,478	(8)	317,478	(8)	317,478	(8)
Health and welfare benefits	—		20,780	(9)	—		—		—
Total:	317,478		1,058,258		317,478		1,383,267		1,089,598

__________
(1)An executive whose employment is terminated by Knowles for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan but will forfeit benefits under the PRP in accordance with the PRP terms.
(2)This amount represents 12 months’ salary continuation plus an amount equal to the pro rata portion of the target annual incentive payable for the year in which the termination occurs (reflects a full year’s target bonus for a termination December 31, 2022).
(3)Restricted stock / RSUs would vest in the event of death or disability. In the event of retirement, the restricted stock or RSUs would continue to vest according to their original schedule. The amounts are based on the December 31, 2022 stock closing price of $16.42 per share.
(4)The officers hold vested but unexercised options and/or SSARs as of December 31, 2022. The amounts reflect the intrinsic (in-the-money) value of vested stock options and SSARs as of December 31, 2022 based on the December 31, 2022 closing stock price of $16.42 per share.
(5)Stock options would vest and become exercisable in the event of retirement, death or disability. The officers hold unvested stock options as of December 31, 2022. The amounts reflect the intrinsic (in-the-money) value of unvested stock options as of December 31, 2022 based on the December 31, 2022 closing stock price of $16.42 per share.
(6)Performance shares / PSUs would vest in the event of death or disability on a pro-rata basis. In the event of retirement, the performance shares or PSUs would continue to vest according to their original schedule. The amounts are based on the December 31, 2022 stock closing price of $16.42 per share.
(7)Reflects benefits accrued under the Knowles PRP as of December 31, 2022. Benefits accrued under the PRP are forfeited in the event of a termination for cause, as defined in the Knowles PRP.
(8)These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Knowles deferred compensation plan as of December 31, 2022; no increase in such benefits would result from the termination event.
(9)Under the severance plan, an executive is entitled to a monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits.
Potential Payments Following a Change-in-Control
Under the CIC Severance Plan, the payment of severance benefits following a change-in-control is subject to a double-trigger — that is, such benefits are payable only upon certain specified termination events within 3 months prior to, upon or within 18 months following the date of a change-in-control. However, rights of an executive under the Equity and Cash Incentive Plan, the Deferred Compensation Plan, the PRP and other benefit plans are governed by the terms of those plans and typically are affected by the change-in-control event itself, even if the executive continues to be employed by Knowles or a successor company following the change-in-control.
The CIC Severance Plan, the Equity and Cash Incentive Plan and Knowles' other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. In the event of a change-in-control and without a termination, the NEOs would generally be entitled to the following benefits:
•Under the PRP, each participant will become entitled to receive the actuarial value of the participant's benefit accrued through the date of the change-in-control; and
•Under the Deferred Compensation Plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.
In the event of a qualified termination within 3 months prior to, upon or within 18 months following the date of a change-in-control, the NEOs would generally be entitled to the following additional benefits:
•A lump sum payment equal to 2.0 multiplied by the sum of (i) the executive's annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher;

•A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year;
•All outstanding stock options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement under the Equity and Cash Incentive Plan;
•All unvested restricted stock or RSUs will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Equity and Cash Incentive Plan; and
•Performance shares or PSUs unvested as of the date of termination would become vested in accordance with the terms of the appropriate performance share or PSU agreement under the Equity and Cash Incentive Plan.
Under the CIC Severance Plan, no executive is entitled to any gross-ups for excise taxes. Instead, the CIC Severance Plan provides for a "best net" treatment of change-in-control payments and benefits, where any NEO who would be subject to an excise tax will receive the greater of (i) the after-tax benefit, net of any excise taxes or (ii) the maximum benefit possible up to a payment cap at which no excise tax would be applied, with benefits in excess of the payment cap cut back so as to fall under the payment cap.
The following table shows the potential payments and other benefits that each of the NEOs would have been entitled to receive upon a change-in-control on December 31, 2022, both with and without a termination.

	Change-in-Control Only (Single-Trigger) ($)		Involuntary Termination Following a Change-in-Control (Double-Trigger) ($)

Jeffrey Niew
Cash severance	—		3,190,000	(1)
Unvested restricted stock/RSUs	—		2,455,463	(2)
Vested Stock options/SSARs	1,636,069	(3)	1,636,069	(3)
Unvested stock options	—		—	(4)
Unvested PSUs	—		3,202,705	(5)
Retirement plan payments	438,920	(6)	438,920	(6)
Deferred comp plans	321,305	(7)	321,305	(7)
Health and welfare benefits	—		14,550	(8)
Total:	2,396,294		11,259,012

John Anderson
Cash severance	—		1,530,000	(1)
Unvested restricted stock/RSUs	—		813,347	(2)
Vested Stock options/SSARs	112,861	(3)	112,861	(3)
Unvested stock options	—		—	(4)
Unvested PSUs	—		864,579	(5)
Retirement plan payments	24,409	(6)	24,409	(6)
Deferred comp plans	438,706	(7)	438,706	(7)
Health and welfare benefits	—		20,612	(8)
Total:	575,976		3,804,514

Raymond Cabrera
Cash severance	—		1,120,000	(1)
Unvested restricted stock/RSUs	—		441,402	(2)
Vested Stock options/SSARs	67,716	(3)	67,716	(3)
Unvested stock options	—		—	(4)
Unvested PSUs	—		472,141	(5)
Retirement plan payments	19,061	(6)	19,061	(6)
Deferred comp plans	—		—
Health and welfare benefits	—		20,432	(8)
Total:	86,777		2,140,752

	Change-in-Control Only (Single-Trigger) ($)		Involuntary Termination Following a Change-in-Control (Double-Trigger) ($)

Daniel Giesecke
Cash severance	—		1,530,000	(1)
Unvested restricted stock/RSUs	—		584,437	(2)
Vested Stock options/SSARs	343,156	(3)	343,156	(3)
Unvested stock options	—		—	(4)
Unvested PSUs	—		629,510	(5)
Retirement plan payments	—		—
Deferred comp plans	101,959	(7)	101,959	(7)
Health and welfare benefits	—		20,780	(8)
Total:	445,115		3,209,842

Robert Perna
Cash severance	—		1,440,000	(1)
Unvested restricted stock/RSUs	—		514,964	(2)
Vested Stock options/SSARs	—		—
Unvested stock options	—		—	(4)
Unvested PSUs	—		550,825	(5)
Retirement plan payments	—		—
Deferred comp plans	317,478	(7)	317,478	(7)
Health and welfare benefits	—		20,780	(8)
Total:	317,478		2,844,047

__________
(1)Represents a lump sum payment equal to 2.0 multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher.
(2)All unvested restricted stock or RSUs will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Equity and Cash Incentive Plan. The amounts are based on the December 31, 2022 stock closing price of $16.42 per share.
(3)The officers hold vested but unexercised options and/or SSARs as of December 31, 2022. The amounts reflect the intrinsic (in-the-money) value of vested stock options and SSARs as of December 31, 2022 based on the December 31, 2022 closing stock price of $16.42 per share.
(4)All outstanding unvested stock options will immediately become exercisable in accordance with the terms of the appropriate stock option agreement under the Equity and Cash Incentive Plan. The officers hold unvested options as of December 31, 2022 and the amounts are based on the December 31, 2022 stock closing price of $16.42 per share.
(5)All unvested performance shares or PSUs will be settled within 60 days in accordance with the terms of the appropriate performance share or PSU agreement under the Equity and Cash Incentive Plan. The amounts are based on the target levels and the December 31, 2022 stock closing price of $16.42 per share.
(6)Reflects benefits accrued under the Knowles PRP as of December 31, 2022. Benefits accrued under the PRP are forfeited in the event of a termination following a change-in-control as defined in the Knowles PRP.
(7)These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Knowles deferred compensation plan as of December 31, 2022; no increase in such benefits would result from the termination event.
(8)Reflects a lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Niew, our CEO. To help understand this disclosure, we think it is important to give context to our operations. Approximately 82% of our employees work in Asia, as of December 1, 2022. The majority of these employees work in one of our manufacturing operations. Our ratio, which includes this employee population, is impacted by our strategy to in-source our core manufacturing in Asia and the relationship between competitive pay practices in the region compared to the United States, whereas our peers generally outsource their manufacturing to contract manufacturers in the same region. We believe our in-house manufacturing provides a competitive advantage, especially relative to executing on new product launches.

For 2022,
a.The median of the annual total compensation of all of our employees, other than Mr. Niew, was $8,223;
b.Mr. Niew's annual total compensation, as reported in the Total column of the Summary Compensation Table, was $5,458,615; and
c.Based on this information, the ratio of the annual total compensation of Mr. Niew to the median of the annual total compensation of all employees is estimated to be 664 to 1.

    Identification of Median Employee
We selected December 1, 2022 as the date on which to determine our median employee. For purposes of identifying the median employee, we used the base salary and target cash incentive for all full-time, part-time, temporary, and seasonal employees other than our CEO. We selected base salary and target cash incentive as they represent the Company's principal broad-based compensation elements. As of that date, we had approximately 7,300 employees, of which approximately 1,000 were located inside the United States, under this approach.
Using this methodology, we determined that our median employee was a manufacturing employee working in Malaysia. In determining the annual total compensation of the median employee, we calculated such employee's compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the Summary Compensation Table with respect to each of the NEOs.

Pay Versus Performance

As discussed in the Compensation Discussion and Analysis above, the Compensation Committee has implemented an executive compensation program, where the majority of executive pay is at risk and variable based on a combination of short-term financial targets, individual performance objectives and long-term shareholder value creation. As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company's variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company's performance, refer to "Executive Compensation" beginning on page 33.

Year (1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income ($MM)	Company Selected Measure - Revenue ($MM) (7)
					Knowles Total Share-holder Return ($)(5)	Peer Group Total Share-holder Return ($)(6)
2022	5,458,615	(145,717)	1,492,133	294,474	77.64	119.33	(430.1)	764.7
2021	8,999,264	12,662,676	2,317,430	3,024,922	110.40	146.75	150.4	868.1
2020	4,705,185	(3,095,756)	1,382,383	(206,323)	87.14	118.61	6.6	764.3
__________
(1)Jeffrey Niew served as the Company's principal executive officer for the entirety of the years in question. During 2022 and 2021, the Company's other named executive officers consisted of John Anderson, Raymond Cabrera, Daniel Giesecke, and Robert Perna. During 2020, the Company's other named executive officers consisted of John Anderson, Raymond Cabrera, Daniel Giesecke, Robert Perna, Christian Scherp, and Michael Polacek.
(2)Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Jeffrey Niew, the Company's principal executive officer, and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company's named executive officers for the applicable year other than the principal executive officer for such years.
(3)Amounts reported in this column represent the compensation actually paid to Jeffrey Niew as the Company's President and Chief Executive Officer in the indicated fiscal years, based on his total compensation reported in the Summary

Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

Jeff Niew
	2022	2021	2020
Summary Compensation Table - Total Compensation(a)	$5,458,615	$8,999,264	$4,705,185
less, Change in Pension Value in Summary Compensation Table(b)	$0	$0	$(91,900)
less, Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(c)	$(4,545,197)	$(7,328,950)	$(3,399,997)
plus, Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(d)	$3,219,478	$5,458,378	$2,796,603
plus, Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(e)	$(4,205,337)	$3,663,338	$(6,326,586)
plus, Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(f)	$0	$0	$0
plus, Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(g)	$(73,277)	$1,870,646	$(779,061)
less, Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(h)	$0	$0	$0
plus, Service Cost and Prior Service Cost for Pension Plans ($)(i)	$0	$0	$0
equals, Compensation Actually Paid	$(145,717)	$12,662,676	$(3,095,756)

(a)    Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)    Represents the aggregate change in the actuarial present value of accumulated benefits under the Knowles Pension Replacement Plan, which is described under "Knowles Pension Replacement Plan" on page 55 of this Proxy Statement. There were no service cost or prior service cost amounts.
(c)    Represents the aggregate grant date fair value of the option awards and stock awards granted to Jeffrey Niew during the indicated fiscal year, computed in accordance with FASB ASC 718.
(d)    Represents the aggregate fair value as of the indicated fiscal year-end of Jeffrey Niew’s outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with FASB ASC 718.
(e)    Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards held by Jeffrey Niew as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(f)    Represents the aggregate fair value at vesting of the option awards and stock awards that were granted to Jeffrey Niew and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(g)    Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award held by Jeffrey Niew that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(h)    Represents the aggregate fair value as of the last day of the prior fiscal year of Jeffrey Niew’s option awards and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.
(i)    Under the Knowles Pension Replacement Plan, years of service ceased to receive credit after December 31, 2013.

(4)Amounts reported in this column represent the compensation actually paid to the Company's named executive officers other than Jeffrey Niew in the indicated fiscal year, based on the average total compensation for such named executive officers reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

Other Named Executive Officers Average(a)
	2022	2021	2020
Summary Compensation Table - Total Compensation(b)	$1,492,133	$2,317,430	$1,382,383
less, Change in Pension Value in Summary Compensation Table(c)	$0	$0	$(1,367)
less, Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(d)	$(996,308)	$(1,558,773)	$(775,640)
plus, Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(e)	$710,840	$1,119,225	$642,773
plus, Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(f)	$(888,429)	$815,749	$(1,293,792)
plus, Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(g)	$0	$0	$0
plus, Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(h)	$(23,764)	$331,292	$(160,680)
less, Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(i)	$0	$0	$0
plus, Service Cost and Prior Service Cost for Pension Plans ($)(j)	$0	$0	$0
equals, Compensation Actually Paid	$294,474	$3,024,922	$(206,323)

(a)    Please see footnote 1 for the named executive officers included in the average for each indicated fiscal year.
(b)    Represents Total Compensation as reported in the Summary Compensation Table for the reported named executive officer in the indicated fiscal year.
(c)    Represents the aggregate change in the actuarial present value of accumulated benefits under the Knowles Pension Replacement Plan, which is described under "Knowles Pension Replacement Plan" on page 55 of this Proxy Statement. There were no service cost or prior service cost amounts.
(d)    Represents the aggregate grant date fair value of the option awards and stock awards granted to the reported named executive officers during the indicated fiscal year, computed in accordance with FASB ASC 718.
(e)    Represents the aggregate fair value as of the indicated fiscal year-end of the reported named executive officers' outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with FASB ASC 718.
(f)    Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards held by the reported named executive officers as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(g)    Represents the aggregate fair value at vesting of the option awards and stock awards that were granted to the reported named executive officers and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(h)    Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award held by the reported named executive officers that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(i)    Represents the aggregate fair value as of the last day of the prior fiscal year of the reported named executive officers' option awards and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.
(j)    Under the Knowles Pension Replacement Plan, years of service ceased to receive credit after December 31, 2013.
(5)For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of our company's common stock for the measurement periods ending on December 31 of each of 2022, 2021 and 2020, respectively.
(6)For the relevant fiscal year, represents the cumulative TSR the Dow Jones U.S. Electrical Components & Equipment Index ("Peer Group TSR") for the measurement periods ending on December 31 of each of 2022, 2021 and 2020, respectively.
(7)Knowles most important financial measure, not otherwise presented in the table above, is Revenue for fiscal year 2022.

Relationship Between "Compensation Actually Paid" and Financial Performance Measures
“Compensation actually paid” (“CAP”), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals. For a discussion of how our Compensation Committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see “Compensation Discussion and

Analysis” in this Proxy Statement and in our 2020 and 2021 proxy statements.

The graph below outlines the relationship between “Compensation Actually Paid” to our CEO and other NEOs in 2020, 2021 and 2022 and TSR of both our common stock and of the Dow Jones U.S. Electrical Components & Equipment Index.

The graph below outlines the relationship between “Compensation Actually Paid" and our net income.

The graph below outlines the relationship between "Compensation Actually Paid" and our revenue.

The following is a list of financial performance measures, which in the Company's assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the Named Executive Officers for 2022.

Financial Performance Measure
•●●	Revenue
•●●	Non-GAAP Gross Profit Margin
•●●	Adjusted Earnings Before Interest and Taxes (EBIT)
•●●	Relative Total Shareholder Return

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Directors and Executive Officers
The following table sets forth certain information regarding the beneficial ownership, as of March 10, 2023 (except as otherwise stated), of our common stock by:
•Each of our directors, director nominees, and NEOs named in the Summary Compensation Table; and
•All of our directors and executive officers as a group.
The beneficial ownership set forth in the table is determined in accordance with SEC rules. The percentage of beneficial ownership is based on 91,359,500 shares of common stock outstanding on March 10, 2023. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 10, 2023, and restricted stock units ("RSUs") and restricted stock held by that person that vest within 60 days of March 10, 2023 have been included. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Any fractional shares held in a 401(k) account have been rounded down.
Unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power as to all shares beneficially owned.

Name of Beneficial Owner	Number of Shares(1)		Percentage
Directors (except Mr. Niew):
Donald Macleod	127,869	(2)	*
Keith Barnes	76,990	(3)	*
Daniel Crowley	19,815	(4)	*
Hermann Eul	85,169		*
Didier Hirsch	107,296		*
Ye Jane Li	40,025		*
Cheryl Shavers	52,604		*
Michael Wishart	37,452		*
Named Executive Officers:
Jeffrey Niew	1,131,225	(5)	1.24%
John Anderson	284,896	(6)	*
Raymond Cabrera	163,390		*
Daniel Giesecke	202,109		*
Robert Perna	92,855	(7)	*
Directors and executive officers as a group (13 persons)	2,421,695		2.65%
*Less than one percent.
__________
(1)Includes the number of shares of Company common stock subject to restricted stock awards held by that person that will vest within 60 days of March 1, 2022 as follows: Mr. Macleod – 9,316 shares; Mr. Barnes – 9,316 shares; Mr. Crowley –- 7,635 shares; Dr. Eul – 9,316 shares; Mr. Hirsch – 9,316 shares; Ms. Li – 9,316 shares; Dr. Shavers – 9,316 shares; and Mr. Wishart – 9,316 shares. Also included are the number of shares of Company common stock subject to the stock options held by that person that are currently exercisable or will become exercisable within 60 days of March 10, 2023 as follows: Mr. Niew – 593,230 shares; Mr. Anderson – 163,417 shares; Mr. Giesecke – 124,305 shares; Mr. Cabrera - 95,729 shares and Mr. Perna – 56,130 shares.
(2)Includes 10,356 shares, the receipt of which has been deferred until after the termination of Mr. Macleod's service as a director upon his retirement from the Board.
(3)Includes 29,217 shares, the receipt of which has been deferred until after the termination of Mr. Barnes's service as a director upon his retirement from the Board.
(4)Includes 17,815 shares, the receipt of which has been deferred until after the termination of Mr. Crowley's service as a director upon his retirement from the Board.
(5)Includes 4,033 shares held under Knowles' 401(k) plan.
(6)Includes 93 shares held under Knowles' 401(k) plan; and 8,090 vested RSUs, the receipt of which has been deferred to January 31, 2026.

(7)Includes 21,761 vested RSUs, the receipt of which has been deferred until Mr. Perna's separation from service with Knowles.
Certain Other Shareholders
The following table sets forth the shares beneficially owned as of December 31, 2022 by each shareholder known to us to beneficially own more than five percent (5%) of our outstanding common stock (based solely on our review of Schedules 13D and 13G filed with the SEC). The percentage of ownership indicated in the following table is based on 91,078,376 shares of common stock outstanding as of December 31, 2022.

Name and Address of Beneficial Owner	Number of Shares		Percentage
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	16,603,919	(1)	18.23%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	10,831,902	(2)	11.89%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	6,582,615	(3)	7.23%
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078	6,544,043	(4)	7.19%
Ariel Investments, LLC 200 East Randolph Street, Suite 2900 Chicago, IL 60601	5,193,194	(5)	5.70%
__________
(1)As reported in a Schedule 13G/A filed with the SEC on January 26, 2023, BlackRock Inc. beneficially owned 16,603,919 shares with sole dispositive power and 16,203,266 shares with sole voting power as of December 31, 2022.
(2)As reported in a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group, Inc. beneficially owned no shares with sole voting power, 10,655,663 shares with sole dispositive power, 176,239 shares with shared dispositive power and 93,485 shares with shared voting power as of December 31, 2022.
(3)As reported in a Schedule 13G/A filed with the SEC on February 10, 2023, Dimensional Fund Advisors LP beneficially owned 6,582,615 shares with sole dispositive power and 6,476,494 shares with sole voting power as of December 31, 2022. Dimensional Fund Advisors LP furnishes investment advice to four investment companies, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.
(4)As reported in a Schedule 13G/A filed with the SEC on January 31, 2023, Franklin Mutual Advisers, LLC beneficially owned 6,544,043 shares with sole dispositive power and 6,211,330 shares with sole voting power as of December 31, 2022.
(5)As reported in a Schedule 13G/A filed with the SEC on February 14, 2023, Ariel Investments, LLC, an investment adviser, beneficially owned 5,193,194 shares with sole dispositive power and 4,557,779 shares with shared voting power as of December 31, 2022.

INFORMATION ABOUT THE 2023 ANNUAL MEETING
1.Who can vote at the 2023 Annual Meeting?
The record date for determining shareholders eligible to vote at the 2023 Annual Meeting is March 10, 2023. Holders of our common stock at the close of business on the record date may vote at the 2023 Annual Meeting. As of the close of business on that date, we had outstanding 91,359,500 shares of common stock. Each share of common stock is entitled to one vote on each matter and shareholders may not cumulate their votes.
2.How do I attend the 2023 Annual Meeting?
The 2023 Annual Meeting will be held on Tuesday, May 2, 2023 at 9:00 a.m. Central Time at The Langham Chicago Hotel, 330 N. Wabash Avenue Chicago, Illinois 60611. If you were a stockholder at the close of business on March 10, 2023, you may attend the 2023 Annual Meeting. The meeting will begin promptly at 9:00 a.m., Central Time. Proof of ownership of our shares must be presented in order to be admitted to the 2023 Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the 2023 Annual Meeting in person, you must bring proof of ownership, such as a legal proxy, your brokerage statement, the proxy card mailed to you by your bank, broker or other nominee, or other proof of ownership as of the record date to be admitted to the 2023 Annual Meeting.
Even if you plan to attend the 2023 Annual Meeting, please submit your vote in advance as instructed herein.
3.How do I ask questions at the 2023 Annual Meeting?
You will be able to ask questions at the 2023 Annual Meeting during the designated question and answer period. We will answer as many questions during the meeting as time permits, but if there are any questions that cannot be addressed due to time constraints or for any other reason, we will post answers to such questions on our website following the meeting. Only questions that are relevant to the purpose of the 2023 Annual Meeting or our business will be answered.
4.How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include shares held by you as a "shareholder of record" and as a "beneficial owner."
5.What is the difference between holding shares as a "shareholder of record" and as a "beneficial owner"?
If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and the proxy materials are being sent directly to you.
Most holders of our common stock hold their shares beneficially through a bank, broker or other nominee rather than of record directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in "street name," and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and you are also invited to attend the 2023 Annual Meeting. Your bank, broker or other nominee has enclosed a voting instruction form for you to use in directing them how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. We urge you to instruct your bank, broker or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in line with the Board's recommendations.
6.What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated three of our officers as the Company's proxies for the 2023 Annual Meeting. These officers are Jeffrey S. Niew, John S. Anderson and Robert J. Perna.
7.Who pays for the solicitation of proxies?
This solicitation is being made by the Board of Directors of Knowles. Accordingly, Knowles will bear the cost of soliciting proxies. Knowles and our officers, directors, and employees may solicit proxies by mail, telephone, e-mail, fax, or in person. No additional compensation will be paid to our officers, directors or employees for such services. We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

8.How can I vote my shares?
Shareholders of Record. Shareholders of record may vote their shares in person during the 2023 Annual Meeting, or by proxy without attending the 2023 Annual Meeting. For additional information on how to attend the 2023 Annual Meeting, please refer to "How do I attend the 2023 Annual Meeting" above. Even if you plan to attend the 2023 Annual Meeting, we encourage you to vote your shares by proxy. Shareholders of record may submit a proxy to have their shares voted by one of the following methods:
•By Internet — You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card.
•By Phone — You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed proxy card.
•By Mail — You may submit your proxy by marking, signing, dating and returning your proxy card promptly in accordance with the voting instructions on your proxy card.
Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in "street name" through an intermediary such as a bank, broker or other nominee), you will receive instructions from your bank, broker or other nominee as to how to vote your shares or submit a proxy to have your shares voted.
Your bank, broker or other nominee may not be able to vote your shares on any matters at the 2023 Annual Meeting unless you provide them instructions on how to vote your shares. You should instruct your bank, broker or other nominee how to vote your shares by following the directions provided by your bank, broker or other nominee. Alternatively, you may attend the 2023 Annual Meeting and vote in person.
General. If you submit your proxy using any of the methods above, Mr. Niew, Mr. Anderson or Mr. Perna will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director; and for, against or abstain from voting on Proposals 2 and 3, and any other proposals properly introduced at the 2023 Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted: "FOR" the election of all nine director nominees recommended by the Board as set forth on the proxy card (Proposal 1); "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2); and "FOR" the approval, on a non-binding, advisory basis of named executive officer ("NEO") compensation (Proposal 3).
If a matter to be considered at the 2023 Annual Meeting is timely submitted pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, your proxy will authorize Jeffrey S. Niew, John S. Anderson, or Robert J. Perna to vote your shares in their discretion with respect to any such matter subsequently raised at the 2023 Annual Meeting. At the time this Proxy Statement was filed, we know of no matters to be considered at the 2023 Annual Meeting other than those referenced in this Proxy Statement.
9.If I have already voted by proxy on one or more proposals, can I change my vote or revoke my proxy?
Yes. To change your vote by proxy, simply sign, date and return the enclosed proxy card or voting instructions form in the accompanying postage pre-paid envelope, or vote by proxy via telephone or the Internet in accordance with the instructions on the proxy card or voting instruction form. Only your latest dated proxy will count. You may revoke your proxy at any time before it is used (in case of proxy cards) by giving notice to the Secretary.
10.What if I sign and date my proxy but do not provide voting instructions?
If you sign and return your proxy card with no votes marked, your shares will be voted as follows:
•FOR the election of all nominees for director as identified in this Proxy Statement;
•FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023; and
•FOR the approval, on a non-binding, advisory basis compensation of the named executive officers.
11.What constitutes a quorum?
For purposes of the 2023 Annual Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2023 Annual Meeting. In the absence of a quorum, the 2023 Annual Meeting may be adjourned by the chair of the 2023 Annual Meeting.

12.What is the effect of abstentions and broker non-votes?
If you specify that you wish to "abstain" from voting on an item, then your shares will not be voted on that particular item. Abstentions will count as a vote against the proposals, other than for the election of directors (Proposal 1). Abstentions will not have an effect on the election of directors because abstentions are not considered votes cast for or against a nominee, although abstentions will result in directors receiving fewer votes. Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent public accounting firm (Proposal 2) and to approve the Company's NEO compensation (Proposal 3), abstentions will have the effect of a vote against those proposals.
Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in "street name" on particular "non-routine" proposals and the "beneficial owner" of those shares has not instructed the broker to vote on those proposals. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the 2023 Annual Meeting and voted only as to those matters for which the broker, bank or other nominee has authority to vote. The election of directors and the advisory resolution on executive compensation are non-routine matters, and so your broker cannot vote your shares on those matters without your instruction. Broker non-votes will have no direct effect on the outcome of the election of directors or the advisory resolution on executive compensation. The only routine matter on the agenda for the 2023 Annual Meeting is the ratification of the appointment of the independent auditor. If you do not instruct the broker on how to vote your shares, your broker has discretionary voting authority to leave your shares unvoted or to vote your shares.
13.What vote is required to approve each matter and how are the voting results determined?

Proposal	Vote Required for Approval	Abstentions and Broker Discretionary Voting
Proposal 1 Election of directors	Majority of votes cast	Abstentions have no effect on the outcome of the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
Proposal 2 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm	The affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal is required to approve the proposal.	Abstentions have the same effect as a vote against the proposal. Broker discretionary voting permitted.
Proposal 3 Approval, on an advisory, non-binding basis, of named executive officer compensation	The affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal is required to approve the proposal.	Abstentions have the same effect as a vote against the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
14.How do I find out the results of the vote?
We expect to report preliminary results on a Form 8-K within four business days of the 2023 Annual Meeting. We will report final results as certified by the independent inspector of elections as soon as practicable on a Form 8-K. You can access both Form 8-Ks and our other reports we file with the SEC at our website at http://investor.knowles.com/financial-information/sec-filings or at the SEC's website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

OTHER MATTERS

Shareholder Proposals and Director Nominations for the 2024 Annual Meeting
In order for shareholder proposals to be included in our Proxy Statement for the 2024 annual meeting pursuant to Rule 14a-8 under the Exchange Act, we must receive them at our principal executive offices, 1151 Maplewood Drive, Itasca, Illinois 60143, Attention: Secretary, by November 17, 2023, 120 days prior to the date of the first anniversary of the date of our Proxy Statement for the 2023 Annual Meeting. In accordance with our By-Laws, all other shareholder proposals, including nominations for directors, to be voted on at the 2024 annual meeting must be received by us not earlier than January 2, 2024 and not later than February 1, 2024 being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2023 Annual Meeting. In the event that the 2024 annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary date of the 2023 Annual Meeting, notice by a shareholder, in order to be timely, must be so received not earlier than the 120th day prior to the 2024 annual meeting and not later than 5:00 p.m. Eastern Time on the later of (i) the 90th day prior to the 2024 annual meeting and (ii) the 10th day following the day on which notice of the date of the 2024 annual meeting is mailed or public disclosure of the date of the 2024 Annual Meeting is made. Shareholders are advised to review our By-laws, which contain additional requirements for submitting stockholder proposals and director nominations.
Form 10-K and Other Filings
Upon written request and at no charge, we will provide a copy of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. You may request such documents by writing to the Company, c/o Investor Relations, at 1151 Maplewood Drive, Itasca, Illinois 60143. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. To ensure timely delivery of any material requested prior to the date of the Annual Meeting, you should request such material no later than April 18, 2023. These documents are also available on our website at http://investor.knowles.com/financial-information/sec-filings, and the website of the SEC at www.sec.gov.
Shareholders Sharing the Same Address
SEC rules permit us to deliver only one copy of our proxy materials to multiple shareholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the shareholders. This delivery method, called "householding," helps to reduce the environmental impact of our annual meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards.
If you are a shareholder of record who currently receives a single copy of our proxy materials and wishes to receive a separate copy of our proxy materials or if you are currently receiving multiple copies of our proxy materials at the same address and wish to receive only a single copy, please write to or call the Secretary of Knowles Corporation at 1151 Maplewood Drive, Itasca, Illinois 60143, telephone: 630-250-5100.
Beneficial owners sharing an address who are currently receiving multiple copies of our proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other nominee to request that only a single copy or separate copies, as the case may be, be delivered to all shareholders at the shared address in the future.
Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, including statements regarding our environmental, social, and governance commitments and strategies and our executive compensation program. All statements relating to events or results that may occur in the future are forward-looking statements.
Forward-looking statements generally can be identified by words such as "believe," "expect," "anticipate," "project," "estimate," "budget," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "forecast," "goal," "guidance," "outlook," "effort," "target," and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company's operations and may cause the Company's actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Those factors include, but are not limited to, the risks, uncertainties and factors indicated from time to time in the Company's reports and filings with the SEC, including, without limitation, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, under the heading "Item 1A — Risk Factors" and the heading "Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations."

Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise. Each forward-looking statement contained in this Proxy Statement is specifically qualified in its entirety by the aforementioned factors. Readers are advised to carefully read this Proxy Statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions, and not to place undue reliance on these forward-looking statement, which apply only as of the date of this Proxy Statement. Website references throughout this Proxy Statement are provided for convenience only, and the content of the referenced websites is not incorporated by reference into this document.

APPENDIX A

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
The Company provides certain non-GAAP financial measures in this Proxy Statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. The Company believes these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in the Company's opinion, do not reflect its core operating performance including, for example, stock-based compensation, intangibles amortization expense, impairment charges, restructuring charges, production transfer costs, and other charges which management considers to be outside its core operating results. The GAAP measures most directly comparable to non-GAAP gross profit and adjusted earnings from continuing operations before interest and income taxes are gross profit and (loss) earnings from continuing operations, respectively. The Company believes that its presentation of non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that the Company uses internally for purposes of assessing its core operating performance.

	Years Ended December 31,
(in millions)	2022	2021	2020

Gross profit	$276.3	$359.5	$271.2
Gross profit margin	36.1%	41.4%	35.5%
Stock-based compensation expense	1.6	1.6	1.7
Restructuring charges	32.2	—	2.3
Production transfer costs (1)	—	—	0.2
Other (2)	—	1.0	—
Non-GAAP gross profit	$310.1	$362.1	$275.4
Non-GAAP gross profit margin	40.6%	41.7%	36.0%

(Loss) earnings from continuing operations	$(430.1)	$150.2	$2.9
Interest expense, net	3.9	14.2	16.4
Provision for (benefit from) provision for income taxes	11.9	(45.6)	8.4
(Loss) earnings from continuing operations before interest and income taxes	(414.3)	118.8	27.7
Stock-based compensation expense	28.6	32.1	17.3
Intangibles amortization expense	12.2	15.9	13.0
Impairment charges	470.9	4.0	7.6
Restructuring charges	41.8	0.5	12.3
Production transfer costs (1)	—	—	0.2
Other (2)	3.2	3.0	1.2
Adjusted earnings from continuing operations before interest and income taxes	$142.4	$174.3	$79.3

(1) Production transfer costs represent duplicate costs incurred to migrate manufacturing to facilities primarily in Asia.
(2)    In 2022, Other expenses represent an adjustment to pre-spin-off pension obligations of $3.4 million, which was recorded during the second quarter of 2022 in the Other (income) expense, net line on the Consolidated Statements of Earnings, and the ongoing net lease cost related to facilities not used in operations. In 2021, Other expenses represent the ongoing net lease cost related to facilities not used in operations and expenses related to the acquisition of Integrated Microwave Corporation by the Precision Devices segment. In 2020, Other expenses represent the ongoing net lease cost (income) related to facilities not used in operations and expenses related to shareholder activism.

A-1

KNOWLES CORPORATION
1151 MAPLEWOOD DR
ITASCA, IL 60143

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 1, 2023 for shares held directly and by 11:59 P.M. ET on April 27, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 1, 2023 for shares held directly and by 11:59 P.M. ET on April 27, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and either return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V03253-P88661

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KNOWLES CORPORATION

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of directors

Nominees:	**For**	**Against**	**Abstain**
1a. Keith Barnes	☐	☐	☐
1b. Daniel Crowley	☐	☐	☐
1c. Hermann Eul	☐	☐	☐
1d. Didier Hirsch	☐	☐	☐
1e. Ye Jane Li	☐	☐	☐
1f. Donald Macleod	☐	☐	☐
1g. Jeffrey Niew	☐	☐	☐
1h. Cheryl Shavers	☐	☐	☐
1i. Michael Wishart	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2023.	☐	☐	☐
3. Non-binding, advisory vote to approve named executive officer compensation.	☐	☐	☐

NOTE: The Proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting, Proxy Statement, and Annual Report are available at www.proxyvote.com.

V03254-P88661

KNOWLES CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
ON MAY 2, 2023 AT 9:00 AM CT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Jeffrey S. Niew, John S. Anderson and Robert J. Perna and each of them, as proxies, each with full power of substitution and revocation and authorize(s) each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of KNOWLES CORPORATION, that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of Knowles Corporation to be held at 9:00 a.m. CT on May 2, 2023 at The Langham Chicago Hotel, 330 N. Wabash Ave., Chicago, IL, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted FOR the election of each of the nine director nominees listed on the reverse side, and FOR proposals 2 and 3. This proxy revokes any previously executed proxy with respect to all proposals that properly come before the Annual Meeting.

(Continued, and to be marked, dated and signed, on the reverse side)